Exhibit 3.1
EXHIBIT (A)

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
RESOURCE REAL ESTATE INVESTORS 7, L.P.

TABLE OF CONTENTS

Section No.	Description	Page	Section No.	Description	Page
I.	DEFINITION OF TERMS		X	POWERS AND LIABILITIES OF LIMITED
	1.01 Defined Terms	1		PARTNERS
				10.01 Absence of Control Over Partnership
II.	FORMATION			Business	25
	2.01 Formation of Partnership	12		10.02 Limited Liability	25

III.	NAME		XI.	DISTRIBUTIONS AND ALLOCATIONS
	3.01 Name	12		11.01 Distribution of Distributable Cash from
				Operations	26
IV.	PLACES OF BUSINESS			11.02 Distribution of Distributable Cash from
	4.01 Registered Agent and Office	12		Capital Transactions	26
	4.02 Principal Place of Business	12		11.03 Allocations of Income and Loss	26
	4.03 Other Places of Business	13		11.04 Special Allocations	27
	4.04 Amendments	13		11.05 Distributions and Allocations Among the
				Limited Partners	29
V.	NAMES AND ADDRESSES OF PARTNERS			11.06 Tax Allocations: Code Section 704(c);
	5.01 Names and Addresses of Partners	13		Revaluations	29
				11.07 No Distributions in Kind	30
VI..	PURPOSE AND OBJECTIVE			11.08 Partnership Entitled to Withhold	30
	6.01 Purpose	13
			XII.	WITHDRAWAL OF THE GENERAL
VII.	DURATION			PARTNER
	7.01 Term	14		12.01 Withdrawal of the General Partner	30

VIII.	PARTNERS AND CAPITAL		XIII.	TRANSFER OF UNITS
	8.01 Partners and Capital	14		13.01 Withdrawal of a Limited Partners	31
	8.02 Limited Partners	14		13.02 Limitations on Assignments	32
	8.03 Partnership Capital	16		13.03 Substitution	32
	8.04 Capital Accounts	16		13.04 Status of an Assigning Limited Partner	33
	8.05 Additional Capital Contributions	17		13.05 Limited Right of Presentment for
	8.06 Loans by Partners	17		Redemption of Units	33
	8.07 No Right to Return of Capital	18
			XIV.	DISSOLUTION AND WINDING-UP
IX.	POWERS, RIGHTS AND DUTIES OF			14.01 Events Causing Dissolution	35
	GENERAL PARTNER			14.02 Winding Up of the Partnership; Capital
	9.01 Extent of Powers and Duties	18		Contribution by the General Partners on
	9.02 Delegation of Powers	20		Dissolution	35
	9.03 Reliance by Third Parties	20		14.03 Application of Liquidation Proceeds on	36
	9.04 Limitations on the Exercise of Powers of			Dissolution	36
	General Partner	20		14.04 No Recourse Against Other Partners	37
	9.05 Limitation on Liability of General Partner
	and its Affiliates; Indemnification	21	XV.	FISCAL MATTERS
	9.06 Compensation of the General Partner and			15.01 Title to the Real Estate Investment and
	its Affiliates	21		Bank Accounts	37
	9.07 Partnership Expenses	24		15.02 Partnership Books and Records	37
	9.08 Other Interests of the General Partner and			15.03 Financial Books and Accounting	39
	Allocation of Business Opportunities	25		15.04 Fiscal Year	39
				15.05 Reports	39
				15.06 Tax Returns and Tax Information	39

Section No.	Description	Page

	15.07 Accounting Decisions	39
	15.08 Federal Tax Election	39
	15.09 Tax Matters Partner	40
	15.10 Right of the General Partner to Keep
	Certain Information Relating to Real Estate
	Investments Confidential	41

XVI.	VOTING RIGHTS OF THE LIMITED
	PARTNERS
	16.01 Voting Rights of the Limited Partners	41
	16.02 Limitations on Action by the Limited
	Partners	42

XVII.	AMENDMENTS
	17.01 Amendments by the General Partner	43
	17.02 Amendments by the Limited Partners	43

XVIII.	POWER OF ATTORNEY
	18.01 Appointment of Attorney-in-Fact	43
	18.02 Deemed Unanimous Consent of the
	Limited Partners	44
	18.03 Power Coupled With an Interest	44

XIX.	GENERAL PROVISIONS
	19.01 Notices, Approvals and Consents	45
	19.02 Further Assurances	45
	19.03 Captions	45
	19.04 Binding Effect	45
	19.05 Severability	45
	19.06 Integration	45
	19.07 Applicable Law	46
	19.08 Counterparts	46
	19.09 Creditors	46
	19.10 Successors and Assigns	46
	19.11 Waiver of Action for Partition	46

EXHIBIT (A) – Form of Subscription Agreement

These securities have not been registered under the Securities Act of 1933, as amended, or any applicable state securities acts.  These securities must be acquired for investment, are restricted as to transferability, and may not be transferred or sold except in conformance with the restrictions contained in Article XIII of this First Amended and Restated Certificate and Agreement of Limited Partnership and in the Subscription Agreement and Annex A, Exhibit (A) to this First Amended and Restated Certificate and Agreement of Limited Partnership.

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
RESOURCE REAL ESTATE INVESTORS 7, L.P.

This FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of RESOURCE REAL ESTATE INVESTORS 7, L.P. (the “Partnership”), a Delaware limited partnership, is entered into by and among RESOURCE CAPITAL PARTNERS, INC. (“Resource Capital”), a Delaware corporation, as the General Partner, and such other persons who may be admitted to the Partnership from time to time as Limited Partners.

WHEREAS, Resource Capital and Darshan V. Patel (the “Original Limited Partner”) initially entered into a Limited Partnership Agreement with respect to the Partnership on March 28, 2008, and they now desire to amend and restate that agreement in order to reflect certain changes to provisions of that Agreement.

NOW, THEREFORE, this Agreement is entered into by the General Partner and the Limited Partners to amend and restate the Partnership’s original agreement described above.

ARTICLE I
DEFINITION OF TERMS

1.01.  Defined Terms.  Defined terms used in this Agreement shall have the meanings specified below.  Certain additional defined terms are set forth elsewhere in this Agreement.  Unless the context otherwise requires, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, and “Article” and “Section” references are references to the Articles and Sections of this Agreement.

1.	“Accountants” means any firm of independent certified public accountants that may be engaged from time to time by the General Partner on behalf of the Partnership.

2.
“Accredited Investor” means Accredited Investor, as that term is defined from time to time in Regulation D as adopted by the Securities and Exchange Commission as of the date of acceptance of the Limited Partner’s subscription.  As of the date of the Private Placement Memorandum the term includes “any person who comes within any of the following categories or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(i)
Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;  Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii)	Any private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940;

(iii)
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(v)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(vi)
Any natural person who had an  individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(vii)
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii); and

(viii)	Any entity in which all the equity owners are accredited investors.”

3.	“Acquisition Expenses” means the total of:

(i)
all fees and commissions paid or payable to any Person (including the General Partner and its Affiliates) with respect to the evaluation, selection and acquisition of any Real Estate Investment acquired by the Partnership, including real estate commissions, selection fees, origination fees, loan fees, nonrecurring management fees or any fee of a similar nature, however designated; and

(ii)
all expenses, including but not limited to third-party legal fees and expenses and in-house legal fees and expenses, which shall be charged to the Partnership at an amount the Partnership would be required to pay to non-Affiliates for comparable legal services in the same geographic location, travel and communication expenses, costs of appraisals, nonrefundable option payments on Real Estate Investments acquired, accounting fees and expenses, fees and expenses for title insurance, environmental and engineering surveys or reports, expenses related to mortgages or other debt instruments and all miscellaneous expenses related to the evaluation, selection and acquisition of Real Estate Investments, provided that the Real Estate Investments are acquired by the Partnership.

Notwithstanding the foregoing, Acquisition Expenses do not include the Property Acquisition Fee, the Property Financing Fee, the Real Estate Debt Origination Fee, the Construction Management Fee, or personnel expenses allocated to Controlling Persons of the General Partner or its Affiliates.

4.
“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Fiscal Year or other Fiscal Period, the amount by which the balance in the Capital Account is less than zero.  For this purpose, a Partner’s Capital Account balance shall be:

(i)	reduced for any items described in Treas. Reg. Section 1.704- 1(b)(2)(ii)(d)(4),(5), and (6);

(ii)
increased for any amount the Partner is unconditionally obligated to contribute to the Partnership no later than the end of the taxable year in which his or her Units or, in the case of a General Partner, its

Partnership Interest, is liquidated (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) or, if later, within ninety (90) days after the liquidation; and

(iii)
increased for any amount the Partner is treated as obligated to contribute to the Partnership under the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

5.
“Adjusted Capital Contribution” means the subscription price of $10.00 per Unit for a Limited Partner’s Unit(s) without deduction for the subscription discounts set forth in Section 8.02(c) for certain Limited Partners, and without deduction for Front-End Fees (whether payable by the Partnership or not), but as reduced by distributions of Distributable Cash from Capital Transactions other than distributions of Distributable Cash from Capital Transactions allocated by the Partnership to:

(i)	the additional 0.25% Preferred Return for Limited Partners who subscribed for Units on or before October 15, 2008; or

(ii)	Property Disposition Fees paid by the Partnership to the General Partner or its Affiliates pursuant to Section 9.06(k).

6.	“Affiliate” or “Affiliated” means, with respect to any Person:

(i)	any other Person directly or indirectly controlling, controlled by or under common control with such Person;

(ii)	any officer, director or partner of such Person;

(iii)	any other Person owning or controlling 10% or more of the outstanding voting securities of such Person;

(iv)	if such Person is an officer, director or partner, any other Person for which such Person acts in such capacity; or

(v)	any entity in which the General Partner has an ownership or other financial interestif such Person is an officer, director or partner, any other Person for which such Person acts in such capacity; or

provided, however, that this definition shall not include ownership of less than 1% in a publicly traded entity.

7.
“Assign” or “Assignment” means, with respect to any Unit or any part thereof, the sale, assignment, transfer, gift or other disposition of the Unit, whether voluntarily or by operation of law, except that in the case of a bona fide pledge or other hypothecation, no Assignment shall be deemed to have occurred unless and until the secured party has released its security interest.

8.	“Assignee” means any Person to whom any Unit has been Assigned, in whole or in part, in a manner permitted by Section 13.02.

9.	“B Note” means a subordinated interest in a first mortgage real estate loan secured, directly or indirectly, by a multifamily residential rental property.

10.	“Capital Account” means the capital account maintained for each Partner under Section 8.04.

11.	“Capital Contributions” means:

(i)
as to the General Partner, its $1,000 contribution to the capital of the Partnership, which shall reflect its Interest in the Partnership as General Partner, plus any additional amounts as may be contributed to the capital of the Partnership by the General Partner; and

(ii)
as to any Limited Partner, including the General Partner as a Limited Partner with respect to its Units purchased under Section 8.02(e)(i) and any additional Units purchased by the General Partner or its Affiliates under Section 8.02(e)(ii), an amount equal to $10.00 per Unit without deduction for the subscription discounts set forth in Section 8.02(c) for certain Limited Partners, and without deduction for Front-End Fees (whether payable by the Partnership or not).

12.	“Capital Transaction” means a transaction involving the Disposition of a Real Estate Investment.

13.
“Cash Flow” means gross cash revenues from a Real Estate Investment less gross cash expenditures relating to its operation and management and, in the case of a Property, less the debt service on any financing the Partnership has arranged or assumed to acquire the Property.

14.	“Closing” means a closing of the sale of Units at which time subscriptions will be accepted and investors will be admitted to the Partnership as Limited Partners.

15.	“Closing Date” means any date on which any Limited Partner is admitted to the Partnership, and includes the Initial Closing Date, any subsequent Closing Date and the Final Closing Date.

16.	“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent laws.

17.
“Co-Investment Agreement” means an agreement between the Partnership and any independent third-party or Affiliate of the General Partner under which they will create a new entity, such as a partnership or a limited liability company, in which each of them will acquire equity interests and, thus, indirectly participate in the joint acquisition, operation, management and eventual Disposition of a Real Estate Investment.  The entity formed under the Co-Investment Agreement:

(i)	will own legal title to the Real Estate Investment;

(ii)	will be formed and registered under all applicable state laws as either a partnership or a limited liability company eligible to be treated as a partnership under the Code; and

(iii)	will not elect to be taxed as a corporation under the Code.

18.	“Consent” means:

(i)	the written consent without a meeting of any Person to do the act or thing for which the consent is solicited; or

(ii)	the act of granting consent;

as the context may require.

19.	“Construction Management Fee” means the fee payable to Resource Real Estate Management, Inc. (“Resource Residential”), an Affiliate of the General Partner, or its Affiliates, under Section 9.06(i).

20.	“Controlling Person” means, with respect to the General Partner or any of its Affiliates, any of the following Persons:

(i)	its chairmen, directors, presidents or other executive or senior officers;

(ii)	any holder of a 5% or greater equity interest in the General Partner or its Affiliate; or

(iii)	any Person having the power to direct or cause the direction of the General Partner or its Affiliate, whether through the ownership of voting securities, by contract or otherwise.

21.	“Counsel” or “Counsel to the Partnership” means any law firm that may be engaged from time to time by the General Partner on behalf of the Partnership.

22.	“Dealer-Manager” or “Chadwick Securities” means Chadwick Securities, Inc., an Affiliate of the General Partner, and the broker/dealer that will manage the offering and sale of the Units in all states.

23.
“Dealer-Manager Fee” means the fee payable to Chadwick Securities, Inc. under Section 9.06(b) in an amount equal to 2% of the Gross Offering Proceeds, subject to the discounts for certain investors as set forth in Section 8.02(c).

24.	“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended, and any successor thereto.

25.
“Delaware Statutory Trust Interest” or “DST Interest” means an undivided beneficial interest in a Delaware statutory trust that is structured so that each beneficiary, including the Partnership, is treated for federal tax purposes as directly owing an undivided interest in the Property acquired by the Delaware statutory trust, or by a subsidiary trust of the Delaware statutory trust, and may include master lease agreements with the General Partner or its Affiliates

26.
"Disposition" means Sale or other disposition or refinancing of any of the Partnership's Properties or the Sale or other disposition or repayment in full to the Partnership of all outstanding principal and interest due and owing on any of the Partnership’s Real Estate Debt Investments.

27.
“Distributable Cash” means the Partnership’s Gross Revenue, without deduction for depreciation, but after deducting cash funds used to pay all other fees, expenses, debt payments, capital improvements and replacements (other than cash funds withdrawn from reserves), and cash set aside in reserves as may be deemed necessary or appropriate by the General Partner.  Distributable Cash includes both Distributable Cash from Operations and Distributable Cash from Capital Transactions.

28.	“Distributable Cash from Capital Transactions” means the cash realized by the Partnership from Capital Transactions after:

(i)	retirement of all mortgage debt or other obligations of the Partnership incurred in connection with a transaction involving a Property;

(ii)	payment of all expenses related to a transaction (including fees and reimbursable expenses of the General Partner or its Affiliates) involving a Real Estate Investment; and

(iii)	establishment of such reserves as may be deemed necessary or appropriate by the General Partner involving a Real Estate Investment;

together with interest realized in cash by the Partnership on any notes or other debt obligations received by the Partnership in connection with the Capital Transactions.

29.
“Distributable Cash from Operations” means all cash funds of the Partnership generated by operations or otherwise, which do not constitute proceeds arising from a liquidation of the Partnership or Distributable Cash from Capital Transactions, less:

(i)	current fees and expenses;

(ii)
principal amortization and interest payments required on all mortgage loans and other liabilities of the Partnership related to the Properties, but not the Real Estate Debt Investments since the Partnership will not borrow to acquire Real Estate Debt Investments;

(iii)	capital improvements and replacements with respect to the Properties; and

(iv)	reasonable reserves for the Partnership’s activities.

30.
“Escrow Account” means an interest-bearing account established and maintained by the Partnership, the General Partner and the Dealer-Manager with the Escrow Agent in accordance with the terms of the Escrow Agreement for the purpose of holding, pending the distribution thereof in accordance with the terms of this Agreement, any Subscription Funds received from Persons who are to be admitted as Limited Partners on the Initial Closing Date.

31.	“Escrow Agent” means TD Bank, N.A. or any other United States banking institution that may be selected by the General Partner to serve in that capacity under the Escrow Agreement.

32.
“Escrow Agreement” means the Escrow Agreement between the General Partner, the Partnership, the Dealer-Manager and the Escrow Agent, as amended and supplemented from time to time as permitted by the terms thereof, which appoints the Escrow Agent and establishes and governs the Escrow Account.

33.
“Final Closing Date” means the last Closing Date on which any Limited Partner (other than a Substitute Limited Partner) is admitted to the Partnership, which shall be as soon as practicable following the Offering Termination Date.

34.	“Fiscal Period” means any interim accounting period established by the General Partner within a Fiscal Year.

35.	“Fiscal Year” means the Partnership’s annual accounting period established under Section 15.04.

36.
“Front-End Fees” means fees and expenses paid by any Person for any services rendered during the Partnership’s organizational and offering or acquisition phases, including Organization and Offering Expenses (which includes the Organization Expense Allowance), Acquisition Expenses, Property Acquisition Fees, Property Financing Fees, Construction Management Fees, and Real Estate Debt Origination Fees payable to the General Partner and its Affiliates, and all other similar fees and expenses however designated.

37.	“General Partner” means Resource Capital Partners, Inc. and its successors or permitted assigns, as General Partner of the Partnership.

38.	“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted tax basis, except that:

(i)
the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset at the time of the contribution as determined in good faith by the General Partner;

(ii)
the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at the time specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f)(5) if the Partnership so elects;

(iii)	the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of the asset on the date of distribution;

(iv)
to the extent not otherwise reflected in the Partners’ Capital Accounts, the Gross Asset Values of Partnership assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of the assets under Code Section 734(b) or Code Section 743(b); and

(v)
if on the date of contribution of an asset or a revaluation of an asset in accordance with clauses (i) through (iv), above, the adjusted tax basis of the asset differs from its fair market value, the Gross Asset Value of the asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3).

39.	“Gross Offering Proceeds” means the gross amount of Capital Contributions of all Partners admitted to the Partnership.

40.	“Gross Operating Cash Receipts” means gross cash receipts of the Partnership from Operations of one or more Properties on an accrual basis.

41.	“Gross Revenue” means gross cash receipts of the Partnership from whatever source, excluding Capital Contributions.

42.
“Income” or “Loss” means, for any Fiscal Year, the Partnership’s taxable income or loss for the Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately under Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)
any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be applied to increase the taxable income or reduce the loss;

(ii)
any expenditure of the Partnership described in Code Section 705(a)(2)(B), or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Income and Loss, shall be applied to reduce the taxable income or increase the loss;

(iii)
gain or loss resulting from a taxable disposition of any asset of the Partnership shall be computed by reference to the Gross Asset Value of the asset and the special depreciation calculations described in Treas. Reg. Section 1.704- 1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of the asset may differ from its Gross Asset Value;

(iv)
in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing the taxable income or loss for the Fiscal Year, there shall be taken into account depreciation, amortization or other cost recovery deductions determined pursuant to the method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3); and

(v)	any items which are specially allocated under Section 11.04(a) through (e) shall not be taken into account in computing Income or Loss.

43.
“Indebtedness” means, with respect to any Person as of any date, all obligations of the Person (other than capital, surplus, deferred income taxes and, to the extent not constituting obligations, other deferred credits and reserves) that could be classified as liabilities (exclusive of accrued expenses and trade accounts payable incurred in the ordinary course of business that are not overdue or are being contested in good faith by appropriate proceedings and are not required to be classified on a balance sheet as debt) on a balance sheet prepared in accordance with generally accepted accounting principles as of that date.

44.
“Initial Closing Date” means the first Closing Date for the Partnership on which Limited Partners with aggregate Subscription Funds equal to, or greater than, the Minimum Offering are admitted to the Partnership.

45.	“Interest” or “Partnership Interest” means the Units owned by a Limited Partner (including the General Partner) or the percentage interest in the Partnership of 20% held by the General Partner.

46.
“Investment Management Fee” means the annual investment management fee payable to the General Partner or its Affiliates under Section 9.06(g) in an amount equal to 1% of the Gross Offering Proceeds that have been, and continue to be, deployed in Real Estate Investments, subject to the General Partner’s subordination obligation under Section 9.06(g)(1).

47.	“IRS” means the Internal Revenue Service or any successor agency thereto.

48.
“Limited Partner” means any Person who is the owner of at least one Unit and who has been admitted to the Partnership as a Limited Partner, including the General Partner, and any Person who becomes a Substitute Limited Partner in accordance with this Agreement.

49.	“Majority Interest” means Limited Partners owning more than 50% of the aggregate outstanding Units.

50.
“Maximum Greenshoe Offering” means receipt and acceptance by the Partnership of subscriptions for the number of Units, excluding the Units purchased by the General Partner under Section 8.02(e)(i), necessary for the Partnership to receive Gross Offering Proceeds of $55,000,000 after the discounts described in Section 8.02(c), on or before the Final Closing Date.

51.
“Maximum Offering” means receipt and acceptance by the Partnership of subscriptions for the number of Units, excluding the Units purchased by the General Partner under Section 8.02(e)(i), necessary for the Partnership to receive Gross Offering Proceeds of $40,000,000 after the discounts described in Section 8.02(c), on or before the Final Closing Date.

52.
“Mezzanine Debt Instrument” means any type of interest in a real estate mortgage or other debt instrument that is senior to the borrower’s equity position in a multifamily residential rental property, but is subordinated to other third-party financing, and is secured by pledges of a portion or all of the ownership interests in the entity or entities that directly own the multifamily residential rental property.  Mezzanine Debt Instruments also may include Preferred Equity Interests.

53.
“Minimum Offering” means receipt and acceptance by the Partnership of subscriptions for not less than 100,000 Units and $1,000,000, excluding subscriptions by the General Partner and its Affiliates and the discounts for certain investors set forth in Section 8.02(c).

54.
“Net Offering Proceeds” means Gross Offering Proceeds minus Organization and Offering Expenses (including the Organization Expense Allowance) and reduced by the discounts for certain investors set forth in Section 8.02(c).

55.
“Notice” means a writing containing the information required by this Agreement to be communicated to any Person, personally delivered to the Person or sent by registered, certified or regular mail, postage prepaid, or by confirmed telefax, to the Person at the last known address of the Person.

56.	“Offering” means the offering of Units pursuant to the Private Placement Memorandum.

57.
“Offering Termination Date” means the earlier of the date on which (i) either the Maximum Offering or, in the General Partner’s sole discretion, the Maximum Greenshoe Offering, has been sold; or (ii) December 31, 2008, which may be extended from time to time, in the discretion of the General Partner and without notice to the Limited Partners, up to August 31, 2009.

58.	“Operations” means all operations and activities of the Partnership other than Capital Transactions, including without limitation, investing the Net Offering Proceeds.

59.	“Organization and Offering Expenses” means all costs and expenses incurred in connection with organizing the Offering and selling the Units including, without limitation:

(i)	total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys);

(ii)
expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(iii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iv)	other front-end fees.

60.	“Organization Expenses” means all costs of organizing the Offering including, but not limited to:

(i)
expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(ii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iii)	other front-end fees, including, but not limited to escrow, financial, advisory, and structuring costs.

61.	“Organization Expense Allowance” means the nonaccountable Organization Expense Allowance payable to the General Partner or its Affiliates under Section 9.06(c).

62.	“Partner” means the General Partner or any Limited Partner.

63.	“Partnership” means Resource Real Estate Investors 7, L.P.

64.	“Partnership Loan” means any loan made to the Partnership by the General Partner or any of its Affiliates in accordance with Section 9.04(b).

65.
“Partnership Minimum Gain” has the meaning specified in Treas. Reg. Sections 1.704-2(b)(2) and (d), and includes any additional amount that is treated as Partnership Minimum Gain under Treas. Reg. Section 1.704- 2(j)(1)(iii).

66.	“Partner Nonrecourse Debt” means any Partnership nonrecourse liability for which any Partner bears the economic risk of loss within the meaning of Treas. Reg. Section 1.704-2(b)(4).

67.
“Partner Nonrecourse Debt Minimum Gain” has the meaning specified in Treas. Reg. Section 1.704-2(i)(3), and includes any additional amount that is treated as Partner Nonrecourse Debt Minimum Gain under Treas. Reg. Section 1.704-2(j)(1)(iii).

68.	“Partner Nonrecourse Deductions” shall consist of those deductions, and shall be in those amounts, specified in Treas. Reg. Sections 1.704-2(i)(2) and (j).

69.	“Partnership Nonrecourse Deductions” means Partnership losses, deductions and Code Section 705(a)(2)(B) expenditures in an amount computed under Treas. Reg. Sections 1.704-2(c) and (j)(iii).

70.	“Person” means any natural person, partnership, trust, limited liability company, corporation, association or other legal entity.

71.
“Preferred Equity Interest” means an interest with equity-based features acquired by the Partnership as part of a Real Estate Investment, such as the payment to the Partnership of a percentage of gross revenues, a portion of any appreciation in the value of, or a portion of any increase in net operating income of, a Property or a multifamily residential rental property securing, directly or indirectly, a Real Estate Debt Investment, during the period the Partnership holds its interest, and any other similar types of equity-based interests the Partnership may acquire.

72.
“Preferred Return” means, as to any Limited Partner, an annual cumulative noncompounded return on the Limited Partner’s Adjusted Capital Contribution (without reduction for any distribution made or to be made to the Limited Partner on the date of calculation) of:

(i)	8.25% if the Limited Partner subscribed for Units in the Partnership on or before October 15, 2008; or

(ii)	8.00% if the Limited Partner subscribed for Units in the Partnership after October 15, 2008;

to the extent any Limited Partner has not already received his Preferred Return through previous distributions, calculated from the date the Limited Partner’s Subscription Funds are deposited in the Escrow Account in the case of Limited Partners admitted to the Partnership on the Initial Closing Date; or in all other cases, the date the Limited Partner is admitted to the Partnership as a Limited Partner.

73.	“Private Placement Memorandum” means the private placement memorandum dated June 16, 2008 with respect to the offer and sale of the Units, as supplemented or amended.

74.
“Program” means a limited or general partnership, joint venture, limited liability company, unincorporated association or similar unincorporated organization formed and operated for the primary purpose of investing in, and realizing profits from, the operation of, or gain from the sale of, an interest in multifamily residential rental real estate properties or other Real Estate Investments.

75.
“Properties” or “Property” means multifamily residential rental real estate properties, including Properties that also have incidental commercial uses other than use as multifamily residential rental housing, provided that the  anticipated rental income from commercial uses of a Property other than use as multifamily residential rental housing does not exceed 10% of the  total anticipated rental income from the Property, interests in such properties, including Tenant-in-Common Interests, DST Interests, interests in entities that own such properties or Preferred Equity Interests in such Properties, and all personal property associated with such Properties, that are owned beneficially or of record by the Partnership, other than Real Estate Debt Investments.

76.	“Property Acquisition Fee” means the fee payable to the General Partner or its Affiliates under Section 9.06(d) in an amount equal to 1.75% of the Purchase Price of each Property.

77.	“Property Disposition Fee” means the fee payable to the General Partner or its Affiliates under Section 9.06(k).

78.
“Property Financing Fee” means the fee payable to the General Partner or its Affiliates under Section 9.06(e) in an amount equal to 1.75% of the face amount of any financing obtained or assumed by the Partnership in connection with the acquisition of the Properties.

79.	“Property Refinancing Fee” means the fee payable to the General Partner or its Affiliates under Section 9.06(j).

80.
“Purchase Price” means, with respect to any Real Estate Investment, the price paid by, or on behalf of, the Partnership for, or in connection with, the purchase or acquisition of the Real Estate Investment, excluding Acquisition Expenses.  With respect to the Properties, but not the Real Estate Debt Investments, “Purchase Price” also includes the amount of any reserves established by the Partnership when the Property is acquired for future capital expenditures related to capital improvements or replacements to the Property, the amount of any related financing and all liens and encumbrances on the Property, and defeasance fees.

81.
“Real Estate Debt Investments” means any type of interest in real estate mortgages or other debt instruments that are owned beneficially or of record by the Partnership and are secured by multifamily residential rental properties or interests in entities that directly own such properties.  Multifamily residential rental properties used as security, directly or indirectly, for Real Estate Debt Investments, may include properties that have incidental commercial uses other than rental dwelling units, provided that the total anticipated rental income from the commercial uses of the property, other than use as rental dwelling units, does not exceed 20% of total anticipated rental income from the property.  The General Partner anticipates that the Partnership’s Real Estate Debt Investments will be primarily composed of Mezzanine Debt Instruments and B Notes, but may include whole loans.

82.
“Real Estate Debt Origination Fee” means the fee payable to the General Partner or its Affiliates under Section 9.06(h) in an amount equal to 5% of the Purchase Price of the Partnership’s Real Estate Debt Investments.

83.	“Real Estate Investment” means both Properties and Real Estate Debt Investments, including Real Estate Investments acquired by the Partnership through Tenant-in-Common or DST Interests.

84.	“Real Estate Management Fee” means the fees payable to Resource Real Estate Management, LLC, an Affiliate of the General Partner, or its Affiliates, under Section 9.06(f) in an amount equal to:

(i)	5% of the Partnership’s Gross Operating Cash Receipts from each Property; and

(ii)	0.167% per month (2% per annum) of the Gross Offering Proceeds that have been, and continue to be, deployed in Real Estate Debt Investments.

85.	“Registry” means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and the number of Units held by, each Partner.

86.
“Roll-Up” means any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of the Partnership with, and the issuance of securities of, a Roll-Up Entity.  The term “Roll-Up” does not include:

(i)
a transaction involving securities of the Partnership if they have been listed on a national securities exchange or traded through the NASDAQ Stock Market (National Market System) for at least twelve (12) months; or

(ii)
a transaction involving only the conversion of the Partnership to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change to the Limited Partners in:

(a)	the Limited Partners’ voting rights;

(b)	the term of existence of the Partnership;

(c)	the compensation of the General Partner or its Affiliates from the Partnership;

(d)	the Partnership’s investment objectives; or

(e)	the income taxation of the Partnership or the Limited Partners.

87.	“Roll-Up Entity” means any partnership, corporation, trust, or other entity that is created by, or surviving after, the successful completion of a proposed Roll-Up transaction.

88.	“Sale” means the sale, exchange, foreclosure, condemnation, taking, or other Disposition of a Real Estate Investment.

89.	“Sales Commissions” means all underwriting and brokerage discounts and commissions incurred in the sale of Units payable to the Dealer-Manager, but excluding the following:

(i)	the 0.25% nonaccountable due diligence fee;

(ii)	the 0.75% nonaccountable marketing expense fee; and

(iii)	the 2% Dealer-Manager Fee.

90.	“Selling Agents” means those broker/dealers selected by the Dealer-Manager that will participate in the offer and sale of the Units.

91.	“Subscription Agreement” means an execution and subscription instrument in the form included as Exhibit (B) to the Private Placement Memorandum, which is incorporated in this Agreement by reference.

92.	“Subscription Funds” means the funds paid in cash by the Limited Partners (including the General Partner) to the Partnership for the purchase of their respective Units.

93.	“Substitute General Partner” means any Assignee of, or successor to, the General Partner admitted to the Partnership in accordance with Article XII.

94.	“Substitute Limited Partner” means any Assignee of Units who is admitted to the Partnership as a Limited Partner under Section 13.03.

95.
“Tenant-in-Common Interest” means an undivided, direct equity co-ownership tenant-in common interest in a Property, subject to certain agreements which define and limit the rights, powers, liabilities and obligations of all of the owners of Tenant-in-Common Interests in the Property, including the Partnership, and may include master lease agreements with the General Partner or its Affiliates.

96.	“Treasury Regulation” or “Treas. Reg.” means final or temporary regulations issued by the United States Treasury Department under the Code.

97.
“Unit” means an Interest, or portion thereof, purchased by Limited Partners (including the General Partner) in the Partnership under Section 8.02, including any and all rights to profits, losses, income, gain, credits, deductions, cash distributions or returns of capital or other attributes of the Units.

ARTICLE II
FORMATION

2.01.           Formation of Partnership.  The General Partner and the Original Limited Partner have previously entered into a limited partnership agreement under the Delaware Act, which they hereby amend and restate in its entirety and agree that this Agreement shall govern the rights and liabilities of the Partners except as otherwise expressly provided in this Agreement.

ARTICLE III
NAME

3.01.           Name.  The business of the Partnership shall be conducted under the name “Resource Real Estate Investors 7, L.P.” or any other name as the General Partner may subsequently designate in writing to the Limited Partners.

ARTICLE IV
PLACES OF BUSINESS

4.01.           Registered Agent and Office.  The address of the Partnership’s registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801.  The name and address of the Partnership’s registered agent for service of process in the State of Delaware is Andrew Lubin, 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801.

4.02.           Principal Place of Business.  The address of the Partnership's principal place of business is 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801.

4.03.           Other Places of Business.  The Partnership may maintain any other offices and places of business within or outside the State of Delaware as the General Partner deems advisable.

4.04.           Amendments.  The General Partner may from time to time, without the Consent of the Majority Interest of the Limited Partners, change the name of the Partnership, the registered agent, the registered address, and the principal place of business of the Partnership.  In that event, the General Partner shall notify the Limited Partners of the change in writing no later than sixty (60) days following the effective date of the change.

ARTICLE V
NAMES AND ADDRESSES OF PARTNERS

5.01.           Names and Addresses of Partners.  The names and addresses of the General Partner and the names and addresses of the Limited Partners shall be as set forth in the Registry, as it may be supplemented or amended from time to time.  Any Partner may change his respective place of business or residence, as the case may be, by giving Notice of the change to the General Partner (and, in the case of a General Partner, by giving Notice thereof to all of the Limited Partners), which Notice shall become effective when given as provided in Section 19.01.

ARTICLE VI
PURPOSE AND OBJECTIVE

6.01(a).     Purpose.  The purpose and business of the Partnership are to acquire, manage, operate, lease, hold, finance, refinance, improve, upgrade, encumber, sell, exchange and otherwise deal in and with Real Estate Investments and engage in any and all businesses and to do any and all things permitted to a limited partnership under the Delaware Act.

6.01(b).     Acquisition of Real Estate Investments and Participation With Third-Parties in  Real Estate Investments.  The General Partner intends to cause the Partnership to acquire up to 100% of the ownership of Real Estate Investments, to acquire Tenant-in-Common Interests or DST Interests in Properties, and to enter into Co-Investment Agreements with Affiliates of the General Partner or with independent third-parties to form entities that will own Real Estate Investments in the manner described in the Private Placement Memorandum for the purposes set forth in Section 6.01(a) above.  With respect to any Co-Investment Agreement, the General Partner shall use its best efforts, consistent with its fiduciary duties to the Limited Partners, to ensure that:

(i)
the terms and provisions of each Co-Investment Agreement are consistent, as closely as practicable as determined by the General Partner in its sole discretion, with the relevant provisions of this Agreement, including all of the activities, powers, and rights described in Section 6.01(a) above, taking into account the participation interests of the other co-owners in the Real Estate Investments;

(ii)
the voting rights of the Partnership under each Co-Investment Agreement with regard to a Real Estate Investment are the same as, or substantially similar to, the voting rights of the Limited Partners set forth in this Agreement;

(iii)
the financial reports and tax returns provided to the Partnership under each Co-Investment Agreement are the same as, or substantially similar to, those provided in this Agreement for the benefit of the Limited Partners;

(iv)
the allocations of Income, Loss (or items thereof), distributions of Distributable Cash and cash distributions on liquidation of the entity between the Partnership and the other co-owners of the Real Estate Investment, and the Partnership’s and every other co-owner’s respective ownership percentage with respect to the Real Estate Investment under each Co-Investment Agreement, are based pro rata on the amount of each party’s share of the Purchase Price, the Acquisition Expenses and any other expenses related to the evaluation, selection, acquisition, development, operation, management, or renovation or capital improvement expenses, if applicable, of the Real Estate Investment acquired, including for example, fees and expenses payable by the entities formed under the Co-Investment Agreement to the General Partner, its Affiliates, and independent third-parties, compared to the total of those amounts paid by the Partnership and each of the other co-owners with respect to the Real Estate Investment;

(v)	every entity formed under a Co-Investment Agreement in which the Partnership owns an equity interest as a co-owner is treated as a partnership for federal, state, and local income tax purposes; and

(vi)	there is no duplication of fees or expenses paid to the General Partner and its Affiliates under any Co-Investment Agreement and this Agreement.

6.01(c).      Limitations on Tenant-in-Common Interests.  Notwithstanding any other provision of this Agreement to the contrary, the Partnership shall not acquire Tenant-in-Common Interests in any Property unless Resource Real Estate Management, LLC or another Affiliate of the General Partner has asset management control over the Property.

ARTICLE VII
DURATION

7.01.           Term.  The term of the Partnership commenced with the filing of its certificate of limited partnership with the Secretary of State of the State of Delaware on March 28, 2008, and shall terminate at midnight on March 28, 2016, unless sooner dissolved or terminated as provided in this Agreement.  Notwithstanding the foregoing, the General Partner shall have the right to extend the Partnership’s term, from time to time, for up to a one-year period following the initial expiration date and  up to a second one-year period following the expiration date of the first extension term, if any, provided that all of these extensions shall not exceed two years in the aggregate.  The General Partner shall exercise its rights under this Section 7.01 by Notice to the Partners not less than thirty (30) days before the end of the Partnership’s initial term, or before the end of the Partnership’s first extension term, if any, as the case may be.

ARTICLE VIII
PARTNERS AND CAPITAL

8.01.           Partners and Capital.

8.01(a).      The General Partner.  The General Partner has contributed $1,000 in cash as its minimum Capital Contribution to the Partnership.

8.01(b).      The Original Limited Partner.  The Original Limited Partner has contributed $10.00 in cash as his minimum Capital Contribution to the Partnership.  On the admission of one or more Limited Partners, the Partnership shall return to the Original Limited Partner his Capital Contribution and shall reacquire the Original Limited Partner’s Interest in the Partnership.  The Original Limited Partner shall then cease to be a Limited Partner in the Partnership with respect to his minimum Capital Contribution.

8.02.           Limited Partners.

8.02(a).      One Class of Limited Partners.  From and after the Initial Closing Date, there shall be one class of Limited Partners, the Interests of which shall consist of the number of Units necessary to achieve subscriptions for up to either the Maximum Offering or, in the General Partner’s sole discretion, the Maximum Greenshoe Offering.  The General Partner is hereby authorized to obtain capital for the Partnership through the offer and sale of the Units.

8.02(b).      Subscription Agreements.  Each Person desiring to become a Limited Partner shall execute and deliver to the General Partner a Subscription Agreement and any and all other documents as the General Partner shall reasonably request, including but not limited to the other subscription documents included in Exhibit (B) to the Private Placement Memorandum, which other documents shall be in form and substance reasonably satisfactory to the General Partner, under which, among other things, the Person shall, subject to the General Partner’s acceptance of the Person’s Subscription Agreement, agree to be bound by all terms and provisions of this Agreement.

8.02(c).      Amount of Capital Contribution.  Each Limited Partner shall make a Capital Contribution in cash in an amount equal to $10.00 for each Unit purchased.  The minimum subscription shall be 2,500 Units ($25,000), however, subscriptions for less than 2,500 Units may be accepted in the sole discretion of the General Partner.  Notwithstanding the foregoing, the subscription price of Units for:

(i)
the General Partner, its officers, directors, and Affiliates, and Limited Partners who buy Units through the officers and directors of the General Partner, shall be reduced by an amount equal to the 2% Dealer-Manager Fee, the 7% Sales Commission, the 0.75% nonaccountable marketing expense fee, and the 0.25% nonaccountable due diligence fee, as those terms are defined in the Selling Agent agreements entered into between the Dealer-Manager and each Selling Agent, which shall not be paid with respect to those sales; and

(ii)
registered investment advisors and their clients, and Selling Agents and their registered representatives and principals, shall be reduced by an amount equal to the 7% Sales Commission, which shall not be paid with respect to those sales.

No more than 25% of the total Units offered for sale shall be sold, in the aggregate, with the discounts described above, which includes the General Partner’s purchase of Units equal to not less than 5% of the Gross Offering Proceeds invested in the Partnership as set forth in Section 8.02(e)(i) below.

Notwithstanding the above, a Selling Agent may waive a portion or all of its 7% Sales Commission, in its sole discretion, and sell Units to investors at a price ranging from $9.30 per Unit to $9.99 per Unit.

8.02(d).  Fractional Units.  The Partnership shall not be required to sell fractional Units; provided, however, the General Partner may accept subscriptions for, and sell, fractional Units in its sole and absolute discretion.

8.02(e).  General Partner’s Purchase of Units as a Limited Partner.  On or before the Final Closing Date, the General Partner:

(i)
shall purchase Units on the same terms and conditions as the other investors, subject to Sections 8.02(c) and 16.01(b), in an amount equal to not less than 5% of the Gross Offering Proceeds invested in the Partnership; and

(ii)
subject to the limitation on the number of Units that can be sold to the General Partner and its Affiliates at a discounted price as set forth in Section 8.02(c) above, the General Partner and its Affiliates may purchase additional Units at any time and from time to time during this Offering;

which shall not be applied to the Minimum Offering.

8.02(f).  No Admission of Limited Partners Before Minimum Offering.  No subscribers shall be admitted to the Partnership unless and until the Minimum Offering has been achieved.  On the determination by the General Partner that the Minimum Offering has been achieved, the General Partner shall set the Initial Closing Date.  Following the Initial Closing Date, periodic Closings may be held until the Final Closing Date.  The General Partner shall notify each subscriber whose subscription has been accepted by the General Partner as promptly as practical of the subscriber’s admission to the Partnership as a Limited Partner.

8.02(g).  Time In Which to Accept or Reject Subscriptions.  Subscriptions for Units shall be accepted or rejected by the General Partner within thirty (30) days after their receipt by the Partnership.  The General Partner shall have the unconditional right to refuse to admit any subscriber as a Limited Partner without liability to the subscriber.

8.02(h).  Time In Which to Admit Limited Partners to the Partnership.  Each Person whose subscription is accepted by the General Partner shall be admitted to the Partnership as a Limited Partner, and shall for all purposes of this Agreement become and be treated as a Limited Partner, promptly on the Initial Closing Date or, thereafter, no later than the last day of the calendar month following the Closing Date the subscription was accepted by the General Partner.

8.02(i).  Amending the Registry.  Promptly following each Closing Date (and, in any event, within five (5) business days thereafter), the General Partner shall amend the Registry to reflect the name and address of each Limited Partner admitted to the Partnership as a result of that Closing; provided that any failure so to amend the Registry following any Closing Date shall not in any way affect the admission of any Limited Partner to the Partnership for all purposes of this Agreement.

8.02(j).       Escrow Account for Subscription Funds.  The General Partner shall establish the Escrow Account.  All Subscription Funds shall be deposited in the Escrow Account until the Minimum Offering has been achieved.

8.02(k).  Release of Subscription Funds from Escrow Account.  On the Initial Closing Date or any subsequent Closing Date, all Subscription Funds then held in the Escrow Account with respect to Units purchased by any Person admitted to the Partnership as a Limited Partner as a result of that Closing shall be released to the Partnership for use as described in the Private Placement Memorandum and this Agreement.  Interest earned on the escrowed Subscription Funds as of the Initial Closing Date, if any, shall be paid to the Persons admitted to the Partnership as Limited Partners in the Initial Closing, without deduction for any escrow fees and expenses, approximately ten (10) days after the Initial Closing Date.

Subscription Funds deposited by any Person whose subscription is rejected by the General Partner shall be promptly returned to that Person, together with interest earned thereon, if any, and without deduction for any escrow expenses or fees.  In no event shall any Subscription Funds be held in the Escrow Account beyond the Offering Termination Date, before either being released to the Partnership on a Closing as described above or, if the Minimum Offering has not been achieved, returned to the subscriber together with the interest earned thereon, if any, and without deduction for any escrow expenses or fees.

No interest shall be paid on Subscription Funds after the Initial Closing Date.

8.03.           Partnership Capital.

8.03(a).  No Obligation to Redeem Units.  The Partnership shall not be obligated to redeem any Unit presented to it by a Limited Partner for redemption, and the General Partner shall not be obligated to repurchase any Unit presented to it by a Limited Partner for purchase, but they reserve the right to do so in their sole discretion.  No Partner shall have the right to withdraw or receive any return of the Partner’s Capital Contribution, except as specifically provided in this Agreement, and no Capital Contribution shall be returned to any Partner in the form of property other than cash.

8.03(b).  No Priority of Partners.  Except as otherwise specifically provided in this Agreement, no Partner shall have priority over any other Partner as to:

(i)	the return of the Partner’s Capital Contribution or Capital Account;

(ii)	the Partner’s share of Income and Losses; or

(iii)	the Partner’s share of Distributable Cash.

The General Partner and its Affiliates shall not have any personal liability for the repayment of the Subscription Funds or Capital Contribution of any Partner except to the extent specifically provided otherwise in this Agreement.

8.04.   Capital Accounts.

8.04(a).  Separate Capital Accounts.  A separate Capital Account shall be established and maintained for the General Partner and each Limited Partner.

8.04(b).  General Partner Capital Account.  The Capital Account balance of the General Partner initially shall be an amount equal to its $1,000 Capital Contribution plus the Subscription Funds contributed to the Partnership by the General Partner for its Limited Partner Units in an amount equal to 5% of the Gross Offering Proceeds invested in the Partnership, plus the Subscription Funds contributed to the Partnership by the General Partner for any additional Units purchased by the General Partner and additional amounts, if any, contributed to the capital of the Partnership by the General Partner as a general partner under Section 8.04(d) below.

8.04(c).  Limited Partner Capital Accounts.  The Capital Account of each Limited Partner initially shall be an amount equal to the amount of the Limited Partner’s Subscription Funds.

8.04(d).  Increases to Capital Accounts.  The Capital Account of each Partner shall be increased by:

        (i)           the amount of any additional money contributed by the Partner to the Partnership; and

(ii)	allocations to the Partner of Income and gain (or items thereof), including items of Income and gain specially allocated under Section 11.04.

8.04(e).  Decreases to Capital Accounts.  The Capital Account of each Partner shall be decreased by:

(i)	the amount of money distributed to or on behalf of the Partner by the Partnership; and

(ii)	allocations to the Partner of Partnership Losses or deductions (or items thereof), including items of Loss and deduction specially allocated under Section 11.04.

8.04(f).  One Capital Account for More than One Partnership Interest.  For purposes of this Agreement, a Partner who has more than one Interest in the Partnership, including Interests as both a General Partner and a Limited Partner, shall have a single Capital Account that reflects all of those Interests, regardless of the time or manner in which the Interests were acquired.

8.04(g).  Treatment of Capital Account On the Sale or Transfer of an Interest.  If an Interest is sold or otherwise transferred, the Capital Account of the transferor with respect to the Interest shall carry over to the transferee in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l).  However, if the transfer causes a termination of the Partnership under Code Section 708(b)(1)(B), the Capital Account that carries over to the transferee shall be adjusted in accordance with the constructive contribution and liquidation rules under Treas. Reg. Section 1.708-1.

8.04(h).  Section 754 Election.  For any taxable year in which the Partnership has a Code Section 754 election in effect, or in which mandatory adjustments to the basis of the Partnership’s Real Estate Investments and other assets under Code §§734 or 743 are required under the Code, the Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(m).  The Partnership may, but shall not be required to, make any election under Section 754 of the Code.

8.04(i).  Adjustments to Capital Accounts.  On the occurrence of the events specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), the Partners’ Capital Accounts shall be adjusted and thereafter maintained to reflect the revaluation of Partnership assets on the books of the Partnership in accordance with that Treasury Regulation and Treas. Reg. Sections 1.704-1(b)(2)(iv)(f) through (h).

8.04(j).  Maintenance of Capital Accounts.  Notwithstanding anything in this Agreement to the contrary, the Partners’ Capital Accounts shall at all times be maintained in the manner required by Treas. Reg. Section 1.704-1(b)(2)(iv), and any questions or ambiguities arising under this Agreement shall be resolved by reference to that Treasury Regulation.  Further, that Treasury Regulation shall govern the maintenance of the Capital Accounts to the extent this Agreement does not provide for the treatment of a particular item.  If Treas. Reg. Section 1.704-1(b)(2)(iv) does not provide for a particular item, the Capital Account adjustments shall be made in a manner that is consistent with the underlying economic arrangement of the Partners based, wherever practicable, on federal tax accounting principles.

8.05.  Additional Capital Contributions.  Subject to the general liability of the General Partner under the Delaware Act and any other applicable laws, the General Partner shall not be required to make any Capital Contribution in addition to the Capital Contribution required under Section 8.02.  Also, the Limited Partners (including the General Partner and its Affiliates to the extent they purchase Units) shall not be required to pay any additional money to the Partnership, as a Capital Contribution or otherwise, in addition to the amount of their Subscription Funds, except as provided otherwise in this Agreement with respect to a Limited Partner who takes part in control of the Partnership or receives a prohibited distribution from the Partnership under the Delaware Act.

8.06.  Loans by Partners.  Subject to Section 14.02(c)(iii), no loan by any Partner or any Affiliate of any Partner to the Partnership (including, without limitation, any Partnership Loan) shall constitute a Capital Contribution to the Partnership or increase the Capital Account balance of any Partner, but shall be treated, for all purposes, as Indebtedness of the Partnership payable or collectible only out of the assets of the Partnership in accordance with the terms and conditions on which the loan was made.

8.07.  No Right to Return of Capital.  No Partner shall be entitled to demand or receive any distribution of, or with respect to, the Partner’s Subscription Funds, Capital Contribution or Capital Account, except as specifically provided in this Agreement.

ARTICLE IX
POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER

9.01.  Extent of Powers and Duties.

9.01(a). General.  Except as expressly limited by the provisions of this Agreement, the General Partner shall have complete and exclusive discretion to manage and control the affairs and business of the Partnership and may employ all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership.

The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s immediate possession or control.

9.01(b). Powers and Duties of the General Partner.  Subject only to the limitations otherwise provided in this Agreement, the General Partner’s powers and duties for, or on behalf of, the Partnership shall include the following:

(i)
to acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Real Estate Investments and any other tangible or intangible property (including securities, debt instruments, mortgages secured, directly or indirectly, by Properties, contract rights, lease rights, Preferred Equity Interests, Tenant-in-Common Interests in Properties, DST Interests in Properties, including Tenant-in-Common and DST Interests subject to master lease agreements with the General Partner, its Affiliates (including Affiliated Programs) or independent third-parties, and any other interests in Real Estate Investments and, to the extent permitted by this Section 9.01(b), the Co-Investment Agreements), on such terms and subject to such conditions as are determined by the General Partner in its sole discretion, and to contract with others to do the same on behalf of the Partnership;

(ii)
in its sole discretion, the General Partner may sell the Real Estate Investments and any other Partnership assets before the expiration date of the Partnership, and if substantially all of the Partnership’s Real Estate Investments and other assets have been liquidated, terminate the Partnership before March 28, 2016;

(iii)	to assure the proper application of the Partnership’s revenues;

(iv)
to maintain proper books of account for the Partnership and to prepare reports of Operations and tax returns required to be furnished to the Partners under this Agreement or to taxing bodies or other governmental agencies, in accordance with applicable laws and regulations;

(v)	subject to subsection (i) above, to invest any and all funds held by the Partnership;

(vi)	to designate depositories of the Partnership’s funds, and establish the terms and conditions of the deposits and drawings thereon;

(vii)
to borrow money, procure extensions of credit or otherwise incur Indebtedness on behalf and in the name of the Partnership and, in connection therewith, to execute, seal, acknowledge and deliver agreements, promissory notes, guarantees and other written documents constituting obligations or evidences of Indebtedness and to pledge, hypothecate, mortgage, assign, transfer or convey mortgages or security interests in any Property as security for any borrowing related to the Partnership’s acquisition of that Property;

(viii)
to hold all or any portion of the Real Estate Investments and other assets of the Partnership in the name of one or more trustees, nominees, subsidiaries, or other entities or agents of or for the Partnership in accordance with the provisions of the Code and the Treasury Regulations under the Code, but only after consultation by the General Partner with the Partnership’s Accountants or Counsel;

(ix)
to acquire or enter into any contract that the General Partner deems necessary or appropriate to carry out the purposes, policies or objectives of the Partnership or to protect the Partnership or (subject to Sections 9.04(c) and 9.04(e)) the General Partner, to conserve Partnership assets, or for any purpose convenient or beneficial to the Partnership;

(x)
to select, supervise and retain agents, management agents, employees, managers, accountants, attorneys, consultants and other persons in the operation and management of the business of the Partnership and its Real Estate Investments and other assets, including, but not limited to, Affiliates of the General Partner, on such terms and for such compensation as the General Partner shall determine, provided, however, that, with respect to services provided by the General Partner or its Affiliates, compensation for such services shall be limited as specifically set forth in this Agreement;

(xi)	to cause the Partnership to make or revoke any of the elections referred to in Sections 108, 732, 754 and 1017 of the Code or any similar provisions enacted in lieu thereof;

(xii)	to select the calendar year as the taxable year and the accounting year for the Partnership;

(xiii)	to cause the Partnership to use the accrual accounting method for tax purposes;

(xiv)
to require in all Partnership Indebtedness or other obligations to any Person that the General Partner shall not have any personal liability thereon, but that the Person contracting with the Partnership must look solely to the Partnership’s assets for satisfaction;

(xv)
to invest the Gross Offering Proceeds temporarily, before making or acquiring investments in Real Estate Investments, in short term, highly liquid investments where there is appropriate safety of principal;

(xvi)	to execute or sign, individually or jointly, a check or certificate on behalf of the Partnership;

(xvii)
to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, on such terms as it may determine and on such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including those relating to federal, state or local taxation, either in favor of or against the Partnership;

(xviii)	to establish and maintain reserves for such purposes and in such amounts, and to increase or reduce such amounts, as it deems appropriate from time to time;

(xix)	to enter into contractual arrangements with Chadwick Securities, Inc., as the Dealer-Manager, on behalf of the Partnership with respect to the offer and sale of Units to investors;

(xx)
to enter into the Escrow Agreement on behalf of the Partnership and provide for compensation to the Escrow Agent as the General Partner deems reasonable under the circumstances, which compensation on the Minimum Offering shall be deemed to be, and shall constitute, an Organization Expense payable by the General Partner at the time or times set forth in the Escrow Agreement and then paid or reimbursed to the General Partner from its Organization Expense Allowance under Section 9.06(c);

(xxi)
to cause the Partnership to redeem, or in lieu thereof the General Partner may purchase, Units, in its sole discretion, on request therefor by a Limited Partner, except as otherwise provided by this Agreement or by law;

(xxii)
to cause the Partnership to obtain and pay the premiums with respect to insurance policies covering such risks as the General Partner deems reasonably necessary to protect the interests and assets of the Partnership; provided that the General Partner, its Affiliates and their respective employees and agents may be named as additional insured parties thereunder only if the cost of premiums payable by the Partnership is not increased thereby or if any increased cost is paid by the General Partner; and

(xxiii)
to take all other actions and execute all other documents and instruments as the General Partner deems necessary, convenient or advisable to accomplish or further the purposes or objectives of the Partnership or to protect and preserve Partnership assets.

9.02.  Delegation of Powers.  Except as otherwise provided under this Agreement or by law, the General Partner may, in its sole discretion, delegate all or any of its duties under this Agreement to, and may elect, employ, contract or deal with, any Person including, without limitation, any Affiliate of the General Partner.

9.03.  Reliance by Third-Parties.  No Person dealing with the Partnership or its assets, whether as assignee, lessee, purchaser, mortgagee, grantee or otherwise, shall be required to investigate the authority of the General Partner in selling, assigning, leasing, mortgaging, conveying or otherwise dealing with any Real Estate Investments or other assets, or any part thereof, nor be required to inquire as to whether the approval of the Limited Partners has been first obtained. Any such Person shall be conclusively protected in relying on a certificate of authority or of any other material fact signed by the General Partner, or in accepting any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.

9.04.  Limitations on the Exercise of Powers of General Partner.  The General Partner shall have no power to take any action prohibited by this Agreement or by the Delaware Act.

9.04(a)   Investment Company Status.  The General Partner shall use its best efforts to assure that the Partnership is not deemed to be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.04(b).  Loans to or from the General Partner and its Affiliates.

(i)	No loans may be made by the Partnership to the General Partner or its Affiliates.

(ii)
The General Partner and its Affiliates may loan or advance funds to the Partnership, provided that the rate of interest and other amounts that would be charged to the Partnership (without reference to the loaning General Partner's or Affiliate’s financial abilities or guarantees) shall not exceed those that would be charged by unrelated lending institutions on a comparable loan for the same purpose in the same geographic area and the other terms of the loan are no less favorable to the Partnership than those that could be obtained from such unrelated lending institutions.

(iii)
If the General Partner or any of its Affiliates purchases a Real Estate Investment in its own name and with its own funds in order to facilitate the ultimate purchase of the Real Estate Investment by the Partnership, the General Partner or the Affiliate, as the case may be, shall be deemed to have made a loan to the Partnership in the amount of the Purchase Price and shall be entitled to receive interest on that amount as set forth above.

Any advances made by the General Partner or any of its Affiliates for the purpose of paying Organization and Offering Expenses shall not constitute a loan to the Partnership, but shall be reimbursed to the General Partner or its Affiliate by the Partnership in the case of offering expenses, (to the extent payable by the Partnership under this Agreement) or by the General Partner from its Organization Expense Allowance in the case of Organization Expenses, in each case payable without interest thereon.

9.04(c).   No Exchange of Interests for Properties.  The Partnership shall not acquire any Real Estate Investments in exchange for Interests in the Partnership.

9.04(d).   Roll-Ups.  Any proposal that the Partnership enter into a Roll-Up shall require the Consent of a Majority Interest.  The Partnership shall not reimburse the sponsor of a proposed Roll-Up for the costs of its proxy contest, nor bear any other costs of the transaction in the event the Roll-Up is not approved by a Majority Interest.

9.04(e).    Use of Partnership’s Assets.  The General Partner shall not employ, or permit any other Person to employ, the Partnership’s funds or assets in any manner except for the exclusive benefit of the Partnership.

9.05.         Limitation on Liability of General Partner and its Affiliates; Indemnification.

9.05(a).     Limitation on Liability.  The General Partner and its Affiliates shall not have any liability to the Partnership or to any Partner for any loss suffered by the Partnership or a Partner that arises out of any action or inaction of the General Partner or its Affiliate, acting on behalf of or performing services for the Partnership, if:

(i)	the General Partner or its Affiliate, in good faith, determined that such course of conduct was in the best interests of the Partnership; and

(ii)	such course of conduct did not constitute gross negligence or willful misconduct of the General Partner, nor negligence or misconduct of its Affiliate.

9.05(b).    Indemnification.  The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them, or any of them, in connection with actions taken or not taken on behalf of the Partnership or within the scope of the General Partner’s authority, provided that:

(i)	the same were not the result of gross negligence or willful misconduct on the part of the General Partner, nor negligence or misconduct of its Affiliates; and

(ii)	the General Partner or its Affiliates, in good faith, determined that the action or inaction giving rise thereto was in the best interests of the Partnership.

9.05(c).   Insurance.  Any amounts payable under the provisions of this Section 9.05 shall be recoverable solely out of the assets of the Partnership and not from the personal assets of the Limited Partners.  The Partnership shall not incur the cost of any portion of any insurance that insures any party against any liability the indemnification of which is prohibited under this Section 9.05; provided, however, that with respect to public liability insurance obtained by the Partnership in connection with any Property or Operations of the Partnership, the General Partner shall be permitted to add itself and its Affiliates as additional insureds thereunder so long as, and to the extent that, the General Partner pays for the incremental premium costs resulting from their being added as additional insureds.

For purposes of this Section 9.05, “public liability insurance” shall include insurance that would cover damage to property or personal injury to non-affiliated persons incurred during the performance of services related to the Partnership and its Operations.

9.06.        Compensation of the General Partner and its Affiliates.  The General Partner and its Affiliates shall not receive any compensation from the Partnership except in accordance with this Section 9.06.

9.06(a).    Allocations and Distributions.  The General Partner and its Affiliates shall be entitled to receive the allocations and distributions provided in Articles XI and XIV with respect to their respective Interests in the Partnership.

9.06(b).    Offering Fees and Expenses.  The Fund shall reimburse the General Partner for:

(i)	marketing expenses paid or incurred by the General Partner up to, but not to exceed, the amount of the nonaccountable marketing expense fee payable to Chadwick Securities described below; and

(ii)	due diligence expenses paid or incurred by the General Partner up to, but to exceed, the amount of the nonaccountable due diligence fee payable to Chadwick Securities described below.

Subject to Section 8.02(c), the Dealer-Manager shall receive on each Unit sold to investors:

(i)	a 2.0% Dealer-Manager Fee;

(ii)	a Sales Commission of 7%;

(iii)	a 0.75% nonaccountable marketing expense fee, which shall be reduced by the amount of any marketing expenses reimbursed by the Partnership to the General Partner as described above; and

(iv)
a 0.25% nonaccountable due diligence fee, which shall be reduced by the amount of any due diligence expenses reimbursed by the Partnership to the General Partner as described above, and all expenses related to all conferences and meetings sponsored by the selling agents that are paid or incurred by the General Partner or the dealer-manager up to, but not to exceed, the Due Diligence Fee.

9.06(c).     Organization Expense Allowance.  The General Partner shall receive a nonaccountable Organization Expense Allowance in an amount equal to 2.5% of the Gross Offering Proceeds as reimbursement for the Partnership’s Organization Expenses.

9.06(d).     Property Acquisition Fee.  The General Partner or its Affiliates shall receive a Property Acquisition Fee equal to 1.75% of the Purchase Price of each Property.

9.06(e).      Property Financing Fee.  The General Partner or its Affiliates shall receive a Property Financing Fee in an amount equal to 1.75% of the face amount of the financing of each Property obtained or assumed by the Partnership in connection with the acquisition of the Property, for the General Partner’s or its Affiliates’ services in obtaining the financing and negotiating its terms (or the terms of its assumption, if the Partnership assumes existing financing).

9.06(f).       Real Estate Management Fee.  Resource Real Estate Management, LLC, an Affiliate of the General Partner, or any other Affiliate of the General Partner, shall receive a monthly Real Estate Management Fee for managing Properties in an amount equal to 5% of the Partnership’s Gross Operating Cash Receipts from the Properties.  Management fees payable to sub-contractor managers (including Affiliates) of the Partnership’s Properties, shall be paid by Resource Real Estate Management, LLC or its Affiliates.  If the amount of these subcontractor fees for managing the Partnership’s Properties exceeds the Real Estate Management Fee paid by the Partnership to Resource Real Estate Management, LLC or its Affiliates for managing those Properties, Resource Real Estate Management, LLC shall bear the excess cost.

Resource Real Estate Management, LLC or its Affiliates also shall receive a monthly Real Estate Management Fee for managing the Partnership’s Real Estate Debt Investments in an amount equal to 0.167% (i.e., 2% per annum) of the Gross Offering Proceeds that have been, and continue to be, deployed in Real Estate Debt Investments, which shall be paid from Partnership revenues.  This fee is for Resource Real Estate Management, LLC’s services in monitoring the performance of the Partnership’s Real Estate Debt Investments, including the collection of amounts owed to the Partnership, and reviewing, on an as-needed basis, the underlying multifamily residential rental properties and their owners, and the markets in general, to identify potential problem loans and determine whether or when to sell or otherwise dispose of a Real Estate Debt Investment.

At the sole discretion of the General Partner, any part or all of the Real Estate Management Fees due to Resource Real Estate Management, LLC or its Affiliates for managing the Partnership’s Properties (which are not otherwise payable by it to a sub-contractor manager of those Properties), and the Partnership’s Real Estate Debt Investments, may be deferred and paid when the General Partner deems the Partnership’s operating revenues are sufficient to do so.

9.06(g).      Investment Management Fee.  Subject to Section 9.06(g)(1), the General Partner or its Affiliates shall receive an annual Investment Management Fee in an amount equal to 1% of the Gross Offering Proceeds that have been, and continue to be, deployed in Real Estate Investments.  The Investment Management Fee is for the General Partner’s professional services rendered in the administration of the Partnership, and shall be paid from revenues of the Partnership.

9.06(g)(1).  Subordination of Portion or All of Investment Management Fee.  During the term of the Partnership the General Partner shall subordinate up to 100% of its annual Investment Management Fee to the receipt by each Limited Partner of the Limited Partner’s respective Preferred Return.  The term “subordination distributions” means distributions of cash to the Limited Partners that otherwise would have been paid to the General Partner as part of its Investment Management Fee.  In this regard, subordination distributions to the Limited Partners, if any, shall be determined and made at the time each payment of the Investment Management Fee to the General Partner is determined and made, to the extent the Partnership then has current revenues sufficient to make those distributions and payments as determined in the sole discretion of the General Partner.  The Partnership and the General Partner have no obligation to the Limited Partners to establish any reserves to fund the General Partner’s subordination obligation to the Limited Partners under this Section 9.06(g)(1).

(i)	Subject to the foregoing, the subordination distributions to the Limited Partners shall be determined as follows:

(a)
with respect to the first payment of the Investment Management Fee to the General Partner, the subordination distributions to the Limited Partners shall be the amount, if any, by which cumulative cash distributions to the Limited Partners are less than their respective Preferred Return;

(b)
thereafter, the subordination distributions to the Limited Partners shall be the amount, if any, by which cumulative cash distributions to the Limited Partners, including any previous subordination distributions, are less than their respective Preferred Return;

(c)
any unpaid subordination distribution obligations of the General Partner shall be carried forward, beginning with the first payment of the Investment Management Fee to the General Partner, and shall be made at the time of each subsequent payment of the Investment Management Fee to the General Partner, together with any additional subordination distributions that are determined due at that time under (b) above;

(d)
the General Partner shall be reimbursed for any previous subordination distributions to the Limited Partners to the extent cumulative cash distributions to the Limited Partners, including any previous subordination distributions, would exceed their respective Preferred Return, which reimbursements may be made from time to time at any time during the term of the Partnership when sufficient revenues from any source, including Distributable Cash from Operations, Distributable Cash from Capital Transactions and liquidation proceeds are available to the Partnership as determined in the sole discretion of the General Partner; and

(e)
to the extent the Partnership’s operating revenues are insufficient at any time to pay 100% of the Investment Management Fee, as determined in the sole discretion of the General Partner, any subordination distributions to the Limited Partners, whether current or accrued, shall have priority over payment of the Investment Management Fee to the General Partner.

(ii)	Notwithstanding the foregoing, the General Partner’s subordination obligation with respect to its Investment Management Fees also shall be subject to the following conditions:

(a)
the subordination obligation may be prorated in the General Partner’s discretion (e.g., in the case of a monthly distribution, the General Partner shall not have any subordination obligation if that month’s distributions to the Limited Partners equal 0.66667% (8% annually noncompounded) or more in the case of Limited Partners with an 8% Preferred Return, or 0.68750 (8.25% annually noncompounded) or more in the case of Limited Partners with an 8.25% Preferred Return, assuming that no subordination distributions are owed for any preceding period);

(b)
the General Partner shall not be required to return to the Partnership or the Limited Partners any Investment Management Fees previously received by it, or reimbursed to it, even though a subordination obligation subsequently arises;

(c)
all subordination distributions to the Limited Partners shall be subject to any lien or priority required by the General Partner’s lenders under agreements previously entered into, or subsequently entered into or renewed, by the General Partner for its own uses and purposes; and

(d)
any subordination distributions, whether current or accrued, remaining unpaid to the Limited Partners as permitted under this Section 9.06(g)(1) when the Partnership dissolves and liquidates shall not be distributed to the Limited Partners, and no Limited Partner shall have any claim against the Partnership or the General Partner for payment of those unpaid subordination distributions.

9.06(h).       Real Estate Debt Origination Fee.  The General Partner or its Affiliates shall receive a Real Estate Debt Origination Fee equal to 5% of the Purchase Price of each Real Estate Debt Investment.  This fee is for the General Partner’s services in identifying investment opportunities in Real Estate Debt Investments, financial analysis, transaction structuring and due diligence examinations of the borrowers, the underlying multifamily residential rental properties securing, directly or indirectly, the Real Estate Debt Investments, and the markets in general.

9.06(i).         Construction Management Fee.  If Resource Real Estate Management, Inc. (“Resource Residential”), an Affiliate of the General Partner, or its Affiliates, is requested by Resource Real Estate Management, LLC,  an Affiliate of the General Partner, or its Affiliates, to provide construction management services for new capital improvements (but not maintenance or repairs) to a Property, the Fund shall pay Resource Real Estate Management, or its Affiliate, Resource Residential, a Construction Management Fee equal to 7.5% of the excess of the total aggregate cost of the work performed that exceeds $50,000 per Property.

9.06(j).         Property Refinancing Fee.  The General Partner or its Affiliates shall receive a Property Refinancing Fee in an amount equal to 0.5% of the face amount of any refinancing of a Property for services in obtaining the refinancing of the Property and negotiating its terms.

9.06(k).        Property Disposition Fee.  The General Partner or an Affiliate shall receive a Property Disposition Fee of up to 4% of the gross sale price of any Property sold or otherwise disposed of by the Partnership if the Partnership’s ownership interest in the Property is a Tenant-in-Common Interest or a DST Interest and the Property is subject to a master lease under which the General Partner or an Affiliate serves as the master lessee.  In that event, however, notwithstanding any other provision of this Agreement to the contrary, the full amount of the Property Disposition Fee paid by the Partnership to the General Partner or its Affiliates shall be deducted from the General Partner’s 20% Interest in Partnership distributions of Distributable Cash from Capital Transactions, and those distributions, if any, shall then be made to the Limited Partners (including the General Partner and its Affiliates to the extent they purchased Units) instead of to the General Partner, without reducing the Limited Partners’ respective Adjusted Capital Contributions.

9.06(l)          Competitive Rates.  Except as otherwise provided to the contrary in this Agreement, the General Partner and any Affiliate shall not provide goods or services to the Partnership, unless the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other persons in the area engaged in the business of rendering comparable services or selling or leasing comparable goods that could reasonably be made available to the Partnership.

9.07.             Partnership Expenses.  All expenses incurred by the Partnership, including Acquisition Expenses, which are separately charged directly to the Partnership, rather than to the General Partner or its Affiliates, and are approved by the General Partner, shall be an obligation of the Partnership and shall be paid directly by the Partnership.  In addition, the Partnership shall reimburse the General Partner and its Affiliates for expenses incurred by them for, or on behalf of, the Partnership as provided in the following provisions of this Section 9.07.

(i)
Except as otherwise expressly provided in Section 9.06, expenses incurred in connection with the duties of the General Partner and its Affiliates set forth in Section 9.01 shall not be included in the fees set forth in Section 9.06, but shall be charged separately to the Partnership by the General Partner or its Affiliates performing those duties for reimbursement to the extent the reimbursement is permitted under subsections (ii), (iii) and (iv) of this Section 9.07, below.

(ii)
The General Partner and its Affiliates shall be reimbursed by the Partnership for direct costs of goods and services obtained by them from independent third-parties that are used for, or by, the Partnership, including Acquisition Expenses, but are separately charged to the General Partner or its Affiliates and are not expressly included in the fees set forth in Section 9.06.

(iii)
Except as provided in subsection (iv) of this Section 9.07, the General Partner and its Affiliates shall be reimbursed by the Partnership for the expenses of administrative services provided by them to the Partnership, including Acquisition Expenses and out-of-pocket expenses, allocated expenses, and personnel expenses (other than personnel expenses allocated to the Controlling Persons of the General Partner) incurred in connection with the management of the Fund’s Real Estate Investments, which are reasonably necessary, convenient or advisable, in the sole discretion of the General Partner, to the prudent operation of the Partnership, and are not expressly included in the fees set forth in Section 9.06, provided that the reimbursements shall not exceed the lesser of:

(a)	its, or their, actual cost for those administrative services; or

(b)
the amount the Partnership would be required to pay to non-Affiliates for comparable administrative services in the same geographic location; provided further, that there shall be no reimbursement for those administrative services if the General Partner or any Affiliate is entitled to compensation in the form of a separate fee or reimbursement for those administrative services under any other provision of Section 9.06 or this Section 9.07.

(iv)
The General Partner and its Affiliates shall not be reimbursed by the Partnership for amounts expended by them with respect to their rent, personnel, depreciation, utilities, capital equipment, or similar overhead or administrative items that relate primarily to the activities of the General Partner or its Affiliates, rather than the activities of the Partnership.  Subject to the foregoing, items that may be reimbursed to the General Partner and its Affiliates under subsection (iii) of this Section 9.07, include expenses for telephone, postage, travel, meals and lodging and similar expense items incurred by the General Partner or its Affiliates in performing their duties to the Partnership as set forth in Section 9.01, subject to subsection (i) of this Section 9.07.

9.08              Other Interests of the General Partner and Allocation of Business Opportunities.

9.08(a).         Other Interests of the General Partner and its Affiliates.  The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner, in its sole discretion, determines in good faith to be necessary for the business and operations of the Partnership.  The General Partner and its Affiliates may engage in, or possess an interest in, business ventures other than the Partnership of every kind and description, independently or with others, including, but not limited to, serving as sponsor or general partner of other Programs and participating in the real estate business and the real estate financing business, whether or not those business ventures are competitive with the business or Real Estate Investments of the Partnership.  The Partnership and the Limited Partners shall not have any rights in, or to, those independent ventures of the General Partner and its Affiliates, nor the income or profits from those independent ventures.

9.08(b).        Allocation of Business Opportunities.  Notwithstanding any provision of this Agreement to the contrary, with respect to those Real Estate Investment opportunities that may be available to the Partnership after the Initial Closing Date and to each Affiliated Program with the same, or substantially similar, investment objectives for which the General Partner or an Affiliate also acts as general partner or otherwise manages, each of those Affiliated Programs and the Partnership shall have the right to make a pro rata investment in those investment opportunities in proportion to the amount of capital then available for investment to each specific fund as determined in the sole discretion of the General Partner.  The Partnership shall not have any priority rights over any Affiliated Program with respect to the investment opportunities described in this Section 9.08(b).  For portfolio diversity, cash flow or other reasons, the General Partner may determine, in its sole discretion, that it is in the best interest of the Partnership to invest less than its pro rata share in the investment opportunity, in which case the other Affiliated Programs shall have the pro rata right to invest the resulting shortfall.

ARTICLE X
POWERS AND LIABILITIES OF LIMITED PARTNERS

10.01.           Absence of Control Over Partnership Business.  The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on the General Partner by this Agreement.  No Limited Partner shall participate in, or have any control over, the Partnership’s business or Real Estate Investments, nor have any right or authority to act for, or to bind or otherwise obligate, the Partnership.  Except as otherwise provided in this Agreement, no Limited Partner shall have the right to have the Partnership dissolved and liquidated or to have all, or any part of, the Limited Partner’s Subscription Funds, Capital Contribution or Capital Account returned to the Limited Partner.

10.02.           Limited Liability.  The liability of each Limited Partner, in his or her capacity as a Limited Partner, shall be limited to the amount of the Limited Partner’s Subscription Funds and pro rata share of any undistributed Income, Distributable Cash and other assets of the Partnership.  Except as may otherwise be required by law or this Agreement, after a Limited Partner pays all of his or her Subscription Funds to the Partnership, the Limited Partner shall not:

(i)	have any further financial obligations to the Partnership;

(ii)	be subject to any additional assessment by the Partnership; nor

(iii)	be required to contribute any additional capital to, or to loan any funds to, the Partnership.

ARTICLE XI
DISTRIBUTIONS AND ALLOCATIONS

11.01.           Distribution of Distributable Cash from Operations.  Subject to the General Partner’s right to reimbursement for any previous subordination distributions to the Limited Partners as provided in Section 9.06(g)(1), the General Partner shall apply Distributable Cash from Operations in the following order of priority:

(i)
first, 100% to the Limited Partners until the Limited Partners have each received distributions from the Partnership, including distributions of Distributable Cash from Capital Transactions, equal to their respective Preferred Return; and

(ii)	thereafter, 80% to the Limited Partners and 20% to the General Partner.

Distributions of Distributable Cash from Operations shall be made to the Partners monthly, beginning in the first month in which the General Partner determines, in its sole discretion, that there is more than a nominal amount per Limited Partner of Distributable Cash from Operations, which the General Partner anticipates will be in the month following the end of the first full quarter after the quarter in which the Partnership acquires its first or Real Estate Investment. The amount of each monthly distribution shall be determined by the General Partner, in its sole discretion, based on the amount of the Partnership’s then available Distributable Cash and other funds of the Partnership and the General Partner’s estimate of the Partnership’s total Distributable Cash for the Fiscal Year.

11.02.           Distribution of Distributable Cash from Capital Transactions.  Subject to the General Partner’s right to reimbursement for any previous subordination distributions to the Limited Partners as provided in Section 9.06(g)(1), the General Partner shall apply Distributable Cash from Capital Transactions in the following order of priority:

(i)
first, 100% to the Limited Partners until the Limited Partners have each received distributions from the Partnership, including distributions from Distributable Cash from Operations, equal to their respective Preferred Return;

(ii)	second, 100% to the Limited Partners until their respective Adjusted Capital Contributions have been reduced to zero; and

(iii)	thereafter, 80% to the Limited Partners and 20% to the General Partner.

Provided, however, any Property Disposition Fees paid by the Partnership to the General Partner or its Affiliates pursuant to Section 9.06(k) shall be deducted from the General Partner’s 20% Interest in the Partnership’s distributions of Distributable Cash from Capital Transactions, whether during the term of the Partnership or on liquidation of the Partnership, and then distributed to the Limited Partners, which shall not reduce the Limited Partners’ respective Adjusted Capital Contributions.

Distributions of Distributable Cash from Capital Transactions shall be made to the Partners monthly, beginning in the quarter after a Capital Transaction occurs.  The amount of each monthly distribution shall be determined by the General Partner, in its sole discretion, based on the amount of the Partnership’s then available Distributable Cash from Capital Transactions and other funds of the Partnership and the General Partner’s estimate of the Partnership’s total Distributable Cash for the Fiscal Year.

11.03.           Allocations of Income and Loss.  The Income and Loss of the Partnership shall be determined for each Fiscal Year or Fiscal Period.  Except as otherwise provided in this Agreement, whenever a portion of the Partnership’s Income or Loss is allocated to a Partner, every item of income, gain, loss or deduction entering into the computation of that Income or Loss, or arising from the transactions with respect to which that Income or Loss was realized, shall be allocated to the Partner in the same proportion.

(i)	Income for any Fiscal Period shall be allocated to the Partners as follows:

(a)	first, to the Partners in proportion to, and to the extent of, the deficit balances, if any, in their respective Capital Accounts;

(b)	second, to the Partners in proportion to the allocations of Distributable Cash set forth in Sections 11.01 and 11.02, to the extent of the Distributable Cash; and

(c)	thereafter, 100% to the Limited Partners.

(ii)	Losses for any Fiscal Period shall be allocated to the Partners as follows:

(a)
first, 100% to the Limited Partners until the Limited Partners have been allocated Losses equal to the excess, if any, of their aggregate Capital Account balances over their aggregate Adjusted Capital Contributions;

(b)	second, to the Partners until their respective remaining positive Capital Account balances, if any, have been reduced to zero; and

(c)	thereafter, 100% to the Limited Partners.

Provided, however, that if and to the extent that an allocation of Losses to any Limited Partner under this Section 11.03(ii) or Section 11.04 would result in the Limited Partner having an Adjusted Capital Account Deficit, those Losses shall be allocated to all other Partners in accordance with this Section 11.03(ii) and, when no Limited Partner can be allocated any of those Losses without violating the limitation contained in this proviso, the remaining Losses shall be allocated to the General Partner.

11.04.           Special Allocations.  The following special allocations shall, except as otherwise provided, be made before the allocations in Sections 11.03, and in the order set forth in the following subsections of this Section 11.04:

11.04(a).      Partnership Minimum Gain Charge-Back and Partner Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article XI, if there is a net decrease in Partnership Minimum Gain or in any Partner Nonrecourse Debt Minimum Gain during any Fiscal Period, before any other allocation under this Article XI is made, each Partner shall be specially allocated items of Partnership Income and gain for that Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount and manner as required by Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(j)(2) or any successor provision.

11.04(b).      Partnership Nonrecourse Deductions.  Partnership Nonrecourse Deductions for any Fiscal Period shall be allocated 100% to the Limited Partners.

11.04(c).      Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any Fiscal Period shall be allocated to the Partner who made, guaranteed or is otherwise liable with respect to the loan to which the Partner Nonrecourse Deductions are attributable in accordance with the principles of Treas. Reg. Section 1.704-2(i) or any successor provision.

11.04(d).      Qualified Income Offset.  If, in any Fiscal Period, any Partner has an Adjusted Capital Account Deficit, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or otherwise, the Partner shall be allocated items of Partnership Income (consisting of a pro rata portion of each item of Partnership Income for that Fiscal Period) sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible, to the extent required by the Treasury Regulation. It is the intention of the parties that this allocation provision shall constitute a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d) or any successor provision.

11.04(e).     Curative Allocations.  The special allocations provided for in Section 11.03(ii) and in Sections 11.04(a) through (d) are intended to comply with Treas. Reg. Sections 1.704-1 and 1.704- 2.  To the extent that any of those special allocations has been made, subsequent allocations of Income, Loss and items thereof (“curative allocations”) shall be made as soon as possible, and in a manner so as to cause, to the extent possible without violating the requirements of Treas. Reg. Sections 1.704-1 and 1.704-2, the Partners’ Capital Account balances to be as nearly as possible in the same proportions as they would have been had those special allocations not occurred.  In making the curative allocations, due regard shall be given to the character of the Income and Loss and items thereof that were originally allocated under the provisions of Section 11.03(ii) and Sections 11.04(a) through (d) in order to put the Partners as nearly as possible in the same positions as they would have been had those special allocations not occurred.

11.04(f).      Misallocated Items.  If the General Partner determines, after consultation with the Partnership’s Accountants or Counsel, that the allocation of any item of Income or Loss is not specified in this Article XI (an “unallocated item”), or that the allocation of any item of Income or Loss under this Article XI is clearly inconsistent with the Partners’ economic interests in the Partnership as determined by reference to this Agreement, the general principles of Treas. Reg. Section 1.704-1(b) and the factors set forth in Treas. Reg. Section 1.704-1(b)(3)(ii) (a “misallocated item”), the General Partner may allocate those unallocated items, and reallocate those misallocated items, to reflect those economic interests.

11.04(g).      Special Allocation of State, Local and Foreign Taxes.  Any state, local or foreign taxes imposed on the Partnership by reason of a Partner being a citizen, resident or national of a state, locality or foreign jurisdiction, including any item(s) of Income or Loss resulting therefrom, shall be specially allocated to that Partner.

11.04(h).      Transactions with Partnership.  If, and to the extent that, any Partner is deemed to recognize any item of Income, Loss or credit as a result of any transaction between the Partner and the Partnership under Code Sections 482, 483, 1272-1274 or 7872, or any similar provision now or hereafter in effect, the corresponding Income, Loss or credit or items thereof shall be allocated to the Partner who was credited or charged with that item.

11.04(i).       Fees Paid to the General Partner.  It is the intent of the Partnership that any amount paid or deemed paid to the General Partner as a fee or payment described in Section 9.06 shall be treated as either a “guaranteed payment” or a payment to a partner not acting in its capacity as a partner under Section 707(c) of the Code to the extent possible.  If any such fee or payment is deemed to be a distribution to the General Partner, and not a guaranteed payment or a payment to a partner not acting in its capacity as a partner, the General Partner shall be allocated an amount of Partnership gross ordinary income equal to the amount of the fee or payment.

11.04(j).      Organization and Offering Expenses.

(i)
Organization and Offering Expenses, excluding Organization Expenses, including the Dealer-Manager Fee, Sales Commissions, the 0.25% nonaccountable due diligence fee and the 0.75% nonaccountable marketing expense fee, shall be charged 100% to the Limited Partners that are subject to those expenses under Section 8.02 (c).

(ii)
Organization Expenses shall be charged and allocated 100% to the General Partner.  Any Organization Expenses in excess of the General Partner’s Organization Expense Allowance set forth in Section 9.06(c) shall be paid 100% by the General Partner and shall not be reimbursed to the General Partner by the Partnership or credited as part of its Capital Contribution to the Partnership.  If the Organization Expenses are less than the General Partner’s Organization Expense Allowance, the excess shall be retained by the General Partner as additional compensation for its services in organizing the Partnership.

11.04(k).     Tax-Exempt Limited Partners.  Notwithstanding any other provision of this Agreement to the contrary, if General Partner determines, after consulting with the Partnership’s Accountants or Counsel, that the tax-exempt use property rules of Section 168(h)(6) of the Code apply to the Partnership, or any entity formed under a Co-Investment Agreement, so that a portion of the  depreciable basis of the Partnership or an entity formed under a Co-Investment Agreement, as the case may be, in its assets must be depreciated on a straight-line basis over longer time periods than those that would otherwise be available because there are one or more tax-exempt Limited Partners in the Partnership or one or more tax-exempt equity investors in an entity formed under a Co-Investment Agreement, as the case may be, or both, 100% of the resulting depreciation adjustments of the Partnership shall be specially allocated among the Partnership’s tax-exempt Limited Partners in the proportion that each tax-exempt Limited Partner’s number of Units bears to the total number of Units owned by all tax-exempt Limited Partners, and the same special allocation shall be included in the Co-Investment Agreements to the extent the General Partner is reasonably able to do so, in its sole discretion.

11.05.          Distributions and Allocations Among the Limited Partners.  Except to the extent otherwise provided in this Agreement, all distributions of Distributable Cash and all allocations of Income and Loss and items thereof for any Fiscal Year or Fiscal Period that are distributed or allocated to the Limited Partners as a group shall be distributed or allocated, as the case may be, among the Limited Partners in proportion to their respective numbers of Units.  Each distribution of Distributable Cash shall be made to the Limited Partners (or their respective Assignees) of record as of the last day of the month next preceding the date on which the distribution is made.

All distributions of Distributable Cash and all allocations of Income and Loss or items thereof to the Limited Partners as a group for any Fiscal Year in which any Limited Partners are admitted to the Partnership shall be distributed or allocated among the Limited Partners as follows:

(i)
first, the Operations and Capital Transactions of the Partnership shall be deemed to have occurred ratably over the Fiscal Year, irrespective of the actual results of Operations or Capital Transactions of the Partnership;

(ii)
second, all of the Income and Loss and items thereof for the Fiscal Year shall be allocated among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in the Fiscal Year that the Units were held by the Limited Partner bears to the sum of that calculation for all Limited Partners;

(iii)
third, all distributions of Distributable Cash made to the Limited Partners under Sections 11.01 or 11.02 for a Fiscal Period other than a Fiscal Year shall be distributed among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in that Fiscal Period that the Units were held by the Limited Partner bears to the sum of that calculation for all Limited Partners; and

(iv)
if the General Partner determines at any time that the sum of distributions made to any Limited Partner during or with respect to a Fiscal Year does not (or will not) properly reflect the Limited Partner’s share of the total distributions made or to be made by the Partnership for the Fiscal Year as intended under this Agreement, the General Partner shall, as soon as practicable, make a supplemental distribution to the Limited Partner, or withhold from a subsequent distribution that otherwise would be payable to the Limited Partner, that amount as shall cause the total distributions to the Limited Partner for the Fiscal Year to be the proper amount, and the Limited Partner’s share of the Partnership’s Income and Loss and items thereof for the Fiscal Year shall be adjusted accordingly.

If a Unit is transferred during a Fiscal Year in accordance with Article XIII, the transferor and the transferee shall be allocated a ratable share of Income and Losses for the Fiscal Year based on the number of days in the Fiscal Year that each held the transferred Unit as provided above, unless otherwise required by the Code or Treasury Regulations.

11.06.          Tax Allocations: Code Section 704(c); Revaluations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, Income, Loss and items thereof, with respect to any property contributed to the capital of the Partnership, if any, shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and the property’s initial Gross Asset Value.

If the Gross Asset Value of any Partnership asset is adjusted under subsection (ii) of Section 1.01(37) or any other corresponding provision of this Agreement, subsequent allocations of Income, Loss and items thereof with respect to the asset shall take into account any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the requirements of Proposed Treas. Reg. Section 1.704-3(a)(6) or the corresponding provision of any final or successor Treasury Regulation.

Any elections or other decisions relating to the allocations required by this Section 11.06 shall be made in a manner that reasonably reflects the purpose and intention of this Agreement.  Allocations under this Section 11.06 are solely for purposes of federal, state, and local taxes and shall not affect, nor in any way be taken into account in computing, any Partner’s Capital Account or share of Income or Losses under any other provision of this Agreement.

11.07.          No Distributions in Kind.  Distributions in kind shall not be permitted, except on dissolution and liquidation of the Partnership’s assets, and then only to a liquidating trust established for the purposes of liquidating the assets transferred to it and distributing the net cash proceeds of the liquidation in cash to the Partners in accordance with this Agreement.  The assets of the trust shall be distributed to the General Partner and the Limited Partners, from time to time, in the reasonable discretion of the General Partner in the same proportions as the assets transferred to the trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners under this Agreement.

11.08.         Partnership Entitled to Withhold.  The Partnership shall at times be entitled to withhold or pay taxes to any governmental authority with respect to any federal, state, local or foreign tax liability of any Partner arising from the Partner’s participation in the Partnership.  Each amount so withheld or paid shall be deemed to be a distribution to the Partner for purposes of Article XI and Article XIV, as the case may be, to the extent the Partner is then entitled to a distribution.

To the extent that the amount of the Partnership’s tax withholdings or payments with respect to any Partner exceeds the amount to which the Partner is then entitled as a distribution, the excess shall be treated as a demand loan, bearing interest at a rate equal to 8% per annum simple interest from the date of the payment or withholding until the excess is repaid to the Partnership:

(i)	by deduction from any distributions subsequently payable to the Partner under this Agreement; or

(ii)	the earlier payment of the excess and interest by the Partner to the Partnership.

The excess and interest shall, in any case, be payable not less than thirty (30) days after demand therefor by the General Partner, which demand shall be made only if the General Partner determines that the Partner is not likely to be entitled to distributions within twelve (12) months from the date of the withholding or payment by the Partnership in an amount sufficient to pay the excess and interest.  The withholdings and payments referred to in this Section 11.08 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner has received an opinion of Counsel, or other evidence satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding or payment is required.

ARTICLE XII
WITHDRAWAL OF THE GENERAL PARTNER

12.01.	Withdrawal of the General Partner.

12.01(a).    Voluntary Withdrawal of the General Partner.  The General Partner shall not voluntarily withdraw as the General Partner from the Partnership for any reason before the investment of 85% of the Net Offering Proceeds after the Offering Termination Date, at which time the General Partner may voluntarily withdraw as the General Partner from the Partnership if:

(i)
the Partnership has received an opinion of Counsel to the effect that the General Partner’s withdrawal will not terminate the Partnership or otherwise materially adversely affect the status of the Partnership for federal income tax purposes;

(ii)	a Substitute General Partner has been appointed by the General Partner; and

(iii)
the Limited Partners have received sixty (60) days’ advance written notice of the General Partner’s intention to withdraw, and the Substitute General Partner appointed by the General Partner has been approved by a Consent of the Majority Interest.

12.01(b).     Removal of the General Partner.  The General Partner may be removed as General Partner from the Partnership pursuant to the Consent of not less than a Majority Interest, excluding Units held by the General Partner or its Affiliates as a

Limited Partner, or on the occurrence of any other event that constitutes an event of withdrawal under the Delaware Act as then in effect.

12.01(c).      Consequences of Withdrawal or Removal of the General Partner.  On the voluntary withdrawal of the General Partner as the General Partner from the Partnership under Section 12.01(a), or the removal of the General Partner under Section 12.01(b), the Partnership shall pay to the General Partner the fair market value of the Partnership Interest then held by the General Partner, as calculated in the manner set forth in this Section 12.01(c), plus or minus, as the case may be:

(i)	any fees or expenses accrued, but not yet paid to the General Partner; and

(ii)	an amount equal to the difference between any amounts due and owing to the General Partner by the Partnership and any amounts due and owing by the General Partner to the Partnership.

For purposes of this Section 12.01(c), the fair market value of the General Partner’s Partnership Interest shall be determined, in good faith, by the General Partner and a Majority Interest, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association.  The expense of arbitration shall be borne equally by the General Partner and the Partnership.

The amounts payable by the Partnership to the General Partner shall be made in a commercially efficient manner, but if the Partnership does not have sufficient cash to pay the General Partner, the General Partner shall be so paid within the time as the Substitute General Partner reasonably determines.

12.01(d).     Liability of the Withdrawn or Removed General Partner.  A withdrawn or removed General Partner, or its estate, successors or legal representatives, shall remain liable for all obligations and liabilities incurred by it or by the Partnership while it was acting in the capacity of General Partner and for which it was liable as General Partner, but shall be free of any obligation or liability incurred on account of, or arising from, the activities of the Partnership from and after the time the withdrawal or removal of the General Partner becomes effective.

12.01(e).     The Withdrawal or Removal of the General Partner and its Limited Partner Units.  The withdrawal or removal of the General Partner as the General Partner shall affect only the General Partner’s Interest as the General Partner, and not its Limited Partner Units, unless otherwise agreed to by the General Partner and a Majority Interest, including Units held by the General Partner or its Affiliates as a Limited Partner under this Agreement.

ARTICLE XIII
TRANSFER OF UNITS

13.01.         Withdrawal of a Limited Partner.

13.01(a).     Method of a Limited Partner’s Withdrawal from the Partnership.  A Limited Partner may withdraw from the Partnership only by Assigning or redeeming all Units owned by the Limited Partner in accordance with this Article XIII.

13.01(b).    Effect of Withdrawal of a Limited Partner on the Partnership.  The withdrawal of a Limited Partner from the Partnership shall not dissolve or terminate the Partnership.

13.01(c).     Withdrawal of Limited Partner Because of Death or Dissolution.  If a Limited Partner withdraws from the Partnership because of death, legal incompetence, dissolution or other termination of the Limited Partner, the estate, legal representative or successor of the Limited Partner shall be deemed to be the Assignee of the Limited Partners’ Units and may become a Substitute Limited Partner by complying with the provisions of Section 13.03.

13.02.         Limitations on Assignments.  No transfer, sale or Assignment of any Unit, or any interest in a Unit, may be made unless the conditions set forth in Sections 13.02(a) through (d) are satisfied.

13.02(a).    Consent of the General Partner.  The General Partner must Consent to the transfer, sale or Assignment of the Unit, which Consent shall be within its sole discretion.

13.02(b).    Securities Qualification, Exemption and Opinion of Counsel.  With respect to every proposed transfer, sale or Assignment of a Unit there must be:

(i)	an effective registration of the Unit under the 1933 Act and qualification of the transfer, sale or Assignment of the Unit under applicable state securities law; or

(ii)	an exemption from the registration and qualification of the Unit under applicable federal and state securities laws; and

(iii)
in the discretion of the General Partner, an opinion of Counsel acceptable to the General Partner that the requirements of either subsection (i) or subsection (ii) of this Section 13.02(b) have been satisfied.

With respect to the foregoing, the General Partner and the Partnership are not obligated to, and do not intend to, register the Units for resale.

13.02(c).    Tax Opinion.  In the discretion of the General Partner, Counsel must provide an opinion acceptable to the General Partner that a proposed transfer, sale or Assignment of a Unit would not result in the following:

(i)	the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(ii)	the termination of the Partnership under the Code;

(iii)	the Partnership being treated as a publicly traded partnership under the Code; or

(iv)	otherwise have any material adverse tax consequences to the Partnership or its Partners.

13.02(d).   Reimbursement of Expenses.  The Partnership shall be reimbursed for all of its reasonable expenses in connection with the transfer, sale or Assignment of a Unit, including any fees and expenses of Counsel incurred by the Partnership.  Further, the transferor Limited Partner must agree to indemnify the Partnership against any liability that may result to the Partnership from the Limited Partner’s transfer, sale or Assignment of the Unit in violation of the Partnership Agreement, the 1933 Act, state securities laws or other applicable laws.

13.03.        Substitution.

13.03(a).   Conditions to Assignee Becoming a Substitute Limited Partner.  An Assignee of a Limited Partner’s Units shall be admitted to the Partnership as a Substitute Limited Partner only if:

(i)
the General Partner has reasonably determined that all conditions specified in Section 13.02 have been satisfied and that no adverse effect to the Partnership will result from the admission of the Assignee as a Substitute Limited Partner; and

(ii)
the Assignee has executed a transfer agreement and any other documents or forms, including a power of attorney to the effect required by Article XVIII, as the General Partner reasonably requires to determine that the admission of the Assignee as a Substitute Limited Partner will comply with this Article XIII.

13.03(b).  Effect of Assignee Not Becoming a Substitute Limited Partner.  An Assignee of Units who does not become a Substitute Limited Partner in accordance with this Section 13.03 and who desires to make a further Assignment of his Units shall be subject to all of the provisions of Sections 13.02, 13.03 and 13.04 to the same extent, and in the same manner, as a Limited Partner desiring to make an Assignment of his Units.  Failure or refusal of the General Partner to admit an Assignee as a Substitute Limited Partner shall not affect in any way the right of the Assignee to receive distributions of Distributable Cash and the share of the Partnership’s Income or Losses and items thereof to which his predecessor in interest would have been entitled in accordance with Articles XI and XIV.

13.04.       Status of an Assigning Limited Partner.  Any Limited Partner that Assigns all of the Units owned by the Limited Partner to an Assignee who becomes a Substitute Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner in the Partnership.

13.05.       Limited Right of Presentment for Redemption of Units

13.05(a).   Limited Right to Redeem Units.  Subject to the limitations set forth below, beginning with a Limited Partner’s admission to the Partnership the Limited Partner (other than the General Partner or its Affiliates if they own Units) may request that the Partnership redeem, for cash, up to 100% of the Limited Partner’s Units.  This right of presentment shall be subject to the limitations set forth below.

(i)
The Partnership shall be under no obligation to redeem any Units of a Limited Partner and shall do so only with the prior consent of the General Partner, which is in the sole discretion of the General Partner.  In this regard, the General Partner may take into consideration the time of year when a redemption is requested and the effect making the redemption would have on the 2% limitation on redemptions described in subsection (ii) of this Section 13.05(a) below.

(ii)
The Partnership shall not, in any calendar year, redeem any Units that, as of the last day of that calendar year, would cause the aggregate percentage Interests in the Partnership’s capital or profits of all Units redeemed, Assigned or otherwise transferred in that taxable year to exceed 2% of the total Interests in Partnership capital or profits outstanding on any day of that calendar year, or which the General Partner reasonably believes, in its sole discretion, could exceed that 2% limitation, excluding transfers of Units described in Treas. Reg. §§1.7704-1(e), (f) or (g) in that calendar year.

(iii)
No reserves shall be established by the Partnership for the redemption of Units.  The availability of funds for the redemption of any Unit shall be subject to the availability of sufficient Distributable Cash in the General Partner’s sole discretion.

(iv)
Units may be redeemed by the Partnership only if the redemption would not impair the capital or Operations of the Partnership, would not result in the termination of the Partnership under the Code or of its federal income tax status as a partnership and would not cause the Partnership to be treated as a publicly traded partnership under the Code, all as determined in the sole discretion of the General Partner.

13.05(b).  Applicable Redemption Price.  The redemption price for a Limited Partner’s Units (the “Applicable Redemption Price”) generally will depend on when the Limited Partner presents his Units for redemption and shall be determined as set forth below.  If a Limited Partner presents his Units for redemption:

(i)
during the offering period for the Units, the redemption price for one Unit shall equal the net asset value for one redeemed Unit at the time the redemption request is received, as that value is determined by the General Partner in its sole discretion;

(ii)
during the Partnership’s operating period, the redemption price for one Unit shall equal the initial investment amount the Limited Partner paid to the Partnership for one redeemed Unit, less all distributions of Distributable Cash from the Partnership to the Limited Partner on account of one redeemed Unit before and on the date of the redemption, other than the payment of the redemption price, and less all Organization and Offering Expenses charged to the Limited Partner on account of one redeemed Unit, if any; or

(iii)
during the Partnership’s liquidation period, the redemption price for one Unit shall equal the equity for one Unit as set forth on the Partnership’s latest balance sheet before the redemption request, which may be unaudited, less 100% of any distributions made by the Partnership to the Limited Partner on account of one redeemed Unit since the date of the balance sheet and up to and including the date of the redemption, other than the payment of the redemption price.

However, if the Units of a deceased Limited Partner are presented to the Partnership for redemption at any time during the Partnership’s term, the redemption price for one Unit shall equal the initial investment amount the deceased Limited Partner paid to the Partnership for one redeemed Unit, less all distributions from the Partnership to the Limited Partner on account of one redeemed Unit before and on the date of the redemption, other than the payment of the redemption price, but without deduction for any Organization and Offering Expenses charged to the deceased Limited Partner on account of one redeemed Unit.

No portion of any redemption price for the Units shall be allocated to the Partnership’s name or goodwill.

13.05(c).  Procedure for Redemption Request.  A Limited Partner desiring to have a portion or all of his Units redeemed shall submit a written request to the General Partner on a form approved by the General Partner and duly signed by all owners of the Units to be redeemed as shown on the books of the Partnership.  Redemption requests shall be deemed given on the earlier of the date they are:

(i)	personally delivered to the Partnership, with receipt acknowledged; or

(ii)	mailed by certified mail, return receipt requested, postage prepaid, to the Partnership at the General Partner’s address set forth in Section 19.01.

Requests arising from death, major medical expense and family emergency related to disability or a material loss of family income, collectively "Hardship Redemptions," shall be treated as having been received at 12:01 A.M. EST on the day of receipt by the Partnership, and all other redemption requests shall be deemed as having been received at 8:00 A.M. EST on the day of receipt by the Partnership.

13.05(d).  Priority of Redemption Requests.  If the Partnership receives requests to redeem more Units than there are funds sufficient to redeem, or if the redemption of all of the Units presented for redemption in any calendar year would exceed, or reasonably could exceed, the 2% limitation on redemptions set forth in Section 13.05(a)(ii), all as determined by the General Partner in its sole discretion, the General Partner shall give priority to requests for redemptions of Units as follows:

(i)	first, to Hardship Redemptions;

(ii)	second, so to provide liquidity for IRAs or Qualified Plans to meet required distributions; and

(iii)	finally, to all other redemption requests.

13.05(e).  Notice and Closing of Redemption of Units.  Within thirty (30) days following the date on which the General Partner receives a written request from any Limited Partner to redeem the Limited Partner’s Units, the General Partner shall deliver a written notice to the Limited Partner (the “Notice”) as provided in Section 19.01:

(i)	stating the number, if any, of the Limited Partner’s Units the Partnership will redeem; and

(ii)	if appropriate:

(a)	stating the date of the redemption of the Units, which shall be a date within thirty (30) days following the date of the Notice;

(b)	stating the Applicable Redemption Price with respect to the Units to be redeemed; and

(c)
advising the Limited Partner that not less than ten (10) days before the redemption date stated in the Notice (the “Delivery Date”) the Limited Partner must duly execute and deliver to the Partnership all transfer instruments and other documents requested by the Partnership to evidence the redemption of the Units.  In the General Partner’s discretion, these transfer instruments and documents may be prepared by the Partnership and enclosed with the Notice.

On or before the redemption date stated in the Notice, the Partnership shall pay the Applicable Redemption Price to the Limited Partner for each Unit redeemed if:

(i)
all of the Limited Partner’s transfer instruments and other documents requested by the Partnership are duly executed and returned to the Partnership no later than the Delivery Date stated in the Notice; and

(ii)	the transfer instruments and other documents are in good order and acceptable to the General Partner, in its sole discretion.

13.05(f).   Effect of Redemption.  If all of the Units owned by a Limited Partner have been redeemed by the Partnership, the Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner in the Partnership.

13.05(g).  Discretionary Purchase of Limited Partner Units by General Partner.  If, because of a lack of liquidity as determined by the General Partner in its sole discretion, or any other reason, the Partnership declines to redeem Units presented for redemption by a Limited Partner, the General Partner may, in the General Partner’s sole discretion, purchase the Limited Partner’s Units on generally the same terms as the Partnership would have redeemed the Units.

ARTICLE XIV
DISSOLUTION AND WINDING-UP

14.01.       Events Causing Dissolution.  The Partnership shall be dissolved on the happening of any of the following events (each a “Dissolution Event”):

(i)	the voluntary withdrawal or removal of the General Partner under Section 12.01, unless a Substitute General Partner has been admitted to the Partnership in accordance with Section 12.01;

(ii)	the voluntary dissolution of the Partnership by:

(a)	the General Partner with the Consent of a Majority Interest; or

(b)	the Consent of a Majority Interest without action by the General Partner;

(iii)	the Sale of all, or substantially all, of the assets of the Partnership;

(iv)	the expiration of the Partnership’s term, as specified in Article VII;

(v)	the operations of the Partnership shall cease to constitute a going concern under the Delaware Act or any other applicable law, as determined by the General Partner, in its sole discretion; or

(vi)	any other event that causes the dissolution or winding up of the Partnership under the Delaware Act.

14.02.       Winding Up of the Partnership; Capital Contribution by the General Partner on Dissolution.

14.02(a).  Effective Date of Dissolution.  Dissolution of the Partnership shall be effective on the day on which the Dissolution Event occurs, but the Partnership shall not terminate until a certificate of termination has been filed in accordance with the Delaware Act and the assets of the Partnership have been distributed as provided in Section 14.03.  Notwithstanding the dissolution of the Partnership, before the termination of the Partnership as provided in the immediately preceding sentence, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

14.02(b).  Liquidation of the Partnership and Its Assets.  On dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and apply and distribute the liquidation proceeds as set forth in Section 14.03.  Notwithstanding anything to the contrary contained in this Article XIV, if the General Partner determines that an immediate Sale of part or all of the Partnership’s assets would cause undue loss to the Partners or otherwise not be in the best interests of the Partners, the General Partner may, after having notified all of the Partners, to the extent not then prohibited by the Delaware Act or other laws of the State of Delaware or of any jurisdiction in which the Partnership is then formed or qualified or doing business and applicable in the circumstances, defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership (except those necessary to satisfy the Partnership’s then outstanding debts and obligations to Persons other than the Partners) by placing the assets in a liquidating trust as provided in Section 11.07.

The General Partner (or any other Person effecting the winding up of the Partnership) shall file all certificates and other documents as shall be required by the Delaware Act, the Code and any other applicable laws to terminate the Partnership.

14.02(c).  Capital Contributions by the General Partner and Allocations on Dissolution.  In connection with the dissolution and termination of the Partnership:

(i)
all Income or Losses or items thereof and all amounts required to be specially allocated under Section 11.04 for the period before final termination of the Partnership shall be credited or charged, as the case may be, to the Partners in accordance with Article XI;

(ii)
if, after all of the requirements of subsection (i) above have been accomplished, the General Partner has a deficit balance in its Capital Account, it shall contribute to the Partnership within thirty (30) days an amount equal to the lesser of:

(a)	the amount of the deficit balance; or

(b)	the excess of 1.01% of the total Capital Contributions of the Limited Partners over the capital previously contributed by the General Partner;

as a Capital Contribution; and

(iii)
for purposes of subsection (ii) above, any payments made by the General Partner as a co-signer or guarantor of any Indebtedness of the Partnership that has not been reimbursed to the General Partner at the time of the Partnership’s dissolution and any amounts due and unpaid to the General Partner with respect to any Partnership Loans at the time of the dissolution shall be deemed to be Capital Contributions by the General Partner to the Partnership and any obligation of the Partnership to reimburse or repay those amounts shall then cease.

14.03.      Application of Liquidation Proceeds on Dissolution.  Following the occurrence of any Dissolution Event, the proceeds of the liquidation of the Partnership’s Real Estate Investments and other assets shall be applied as follows and in the following order of priority:

(i)	first, to the payment of creditors of the Partnership in order of priority as provided by law, except obligations to Partners or their Affiliates;

(ii)
next, to establish any reserve that the General Partner (or any other Person effecting the winding up) determines is reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership or the Partners, which reserve may, in the sole discretion of the General Partner (or any other Person effecting the winding up), be deposited with an escrow agent selected by it to be held in escrow for the purpose of using the reserve to pay any of the aforementioned contingencies, and at the expiration of the period of time that the General Partner (or any other Person effecting the winding up) deems advisable, to distribute the remaining balance of the reserve, if any, as provided in subsections (iii) through (v) below;

(iii)
next, to the payment of all unpaid fees (other than the General Partner’s right to reimbursement for any previous subordination distributions of its Investment Management Fee to the Limited Partners as provided in Section 9.06(g)(1)), and Partnership Loans owed by the Partnership to the Partners in the proportion, and to the extent, the Partnership Loans or advances were made by the Partners;

(iv)
next, to the payment of all expense reimbursements to which the General Partner or its Affiliates are entitled under this Agreement (other than the General Partner’s right to reimbursement for any previous subordination distributions of its Investment Management Fee to the Limited Partners as provided in Section 9.06(g)(1));

(v)
next, to the Partners in proportion to, and to the extent of, the positive balances of their Capital Accounts, i.e. until their respective Capital Accounts have been reduced to zero, after taking into account all Capital Account adjustments required under the Code, including the following distributions in the order set forth below:

(a)	first, 100% to the Limited Partners until the Limited Partners have received their respective Preferred Return;

(b)
second, to the payment of General Partner’s right to reimbursement for any previous subordination distributions of its Investment Management Fee to the Limited Partners as provided in Section 9.06(g)(1), if any; and

(c)	third, 80% to the Limited Partners and 20% to the General Partner.

Provided, however, any Property Disposition Fees paid by the Partnership to the General Partner or its Affiliates pursuant to Section 9.06(k) shall be deducted from the General Partner’s 20% Interest in the Partnership’s liquidating distributions of Distributable Cash from Capital Transactions, and then distributed to the Limited Partners, which shall not reduce the Limited Partners’ respective Adjusted Capital Contributions.

To the extent the Partnership’s net liquidation proceeds available for application under this Section 14.03 as described above are composed of both Distributable Cash from Operations and Distributable Cash from Capital Transactions, the Partnership shall first apply Distributable Cash from Operations, and then apply Distributable Cash from Capital Transactions, to the extent necessary to help ensure that Limited Partners who subscribed for Units on or before October 15, 2008 receive their additional Preferred Return of 0.25%.

14.04.       No Recourse Against Other Partners.  Each Limited Partner shall look solely to the assets of the Partnership for the return of, and any return on, the Limited Partner’s Subscription Funds, Capital Contribution or Capital Account (whether before or after a Dissolution Event).  If, after the complete payment and discharge of all debts, liabilities and other obligations of the Partnership, the assets of the Partnership are insufficient to provide the return of, or a return on, the Subscription Funds, Capital Contribution or Capital Account of any Limited Partner, the Limited Partner shall have no recourse against any other Limited Partner or the General Partner.

ARTICLE XV
FISCAL MATTERS

15.01.       Title to the Real Estate Investments and Bank Accounts.  Except to the extent that trustees, nominees or other agents are used as permitted by this Agreement for the specific purpose of holding record title to the Real Estate Investments for the benefit of the Partnership, all Real Estate Investments and other assets of the Partnership shall be held in the name of the Partnership (including any subsidiaries established by the General Partner) or in the names of entities formed under Co-Investment Agreements entered into by the Partnership with Affiliates of the General Partner or with independent third-parties as co-owners of the Real Estate Investments.  If legal title to any Property is held in the name of a trustee, nominee corporation or other agent for the benefit of the Partnership as permitted by this Agreement, the ownership of the Property shall be structured to comply with the Code and Treasury Regulations so that the Partnership will be treated under the Code as the owner of its interest in the Property for tax purposes.

The Partnership’s funds shall be deposited in the name of the Partnership in such bank account or accounts as shall be designated by the General Partner, and withdrawals therefrom shall be made on the signature of the General Partner or any other Person or Persons as shall be designated in writing by the General Partner.  The Partnership’s funds shall not be commingled with the funds of any other Person.

15.02.       Partnership Books and Records.

15.02(a).  Maintenance of Basic Partnership Documents.  The General Partner shall maintain, at the General Partner’s principal office, the following documents:

(i)	the Registry;

(ii)
a copy of the Partnership’s certificate of limited partnership and all amendments to the certificate, together with executed copies of any powers of attorney (other than those provided under Article XVIII) pursuant to which the certificate or any amendment to the certificate has been executed;

(iii)	copies of this Agreement and any amendments to this Agreement;

(iv)
copies of the audited financial statements of the Partnership for the three (3) most recently completed Fiscal Years, including, in each case, the balance sheet and related statements of income, cash flows, and changes in Partners’ equity at or for the Fiscal Year, together with the report of the Partnership’s independent auditors with respect to the Partnership’s financial statements;

(v)	copies of the Partnership’s federal, state and local income tax returns and reports, if any, for its three (3) most recently completed Fiscal Years;

(vi)
copies of all Co-Investment Agreements, Tenant-in-Common Interest agreements and DST Interest agreements, if any, and all other agreements related to the title, ownership and financing of the Partnership’s Real Estate Investments as described in Sections 9.01(b) and 15.01;

(vii)
records required by applicable tax authorities, including those specifically required to be maintained by Persons engaged in “reportable transactions” under the Code, if so required of the Partnership, for the term of the Partnership plus a period of six (6) years, except as otherwise may be required under the Code; and

(viii)	investor suitability records for the Partnership’s Limited Partners who purchased Units in the Offering, for the term of the Partnership plus a period of six (6) years.

15.02(b).  Access to the Partnership’s Books and Records.  Each Limited Partner and his designated representative shall be given access to the records specified in subsections (i)-(vi) of Section 15.02(a) and all other records of the Partnership that relate to the Limited Partner’s Interest in the business affairs and financial condition of the Partnership, and may inspect them during normal business hours at the offices of the General Partner on reasonable advance written notice to the General Partner, which notice shall:

(i)	set forth the date and time of the intended visit;

(ii)	identify, with reasonable specificity, the documents that the Limited Partner or his representative wishes to examine, copy, or both; and

(iii)	provide the certification described in the last sentence of the second paragraph of Section 15.02(c).

15.02(c).  The Registry.  If the General Partner refuses or neglects to permit a Limited Partner or his representative to examine the Registry at the office of the Partnership during normal business hours and with reasonable notice to the  General Partner as set forth in Section 15.02(b), then the General Partner shall be liable to the Limited Partner who requested the Registry for the costs, including reasonable attorneys’ fees, incurred by the Limited Partner to compel production of the Registry, and for the actual damages, if any, suffered by the Limited Partner by reason of such refusal or neglect.

It shall be a defense that the requesting Limited Partner first failed or refused to provide the General Partner with the certification called for in the next sentence or that the actual purpose and reason for the Limited Partner’s request to inspect or copy the Registry was to secure the Registry or other information for the purpose of the sale, reproduction or other use thereof for a commercial purpose other than in the interest of the Limited Partner relative to the affairs of the Partnership.  In connection with any such request, the General Partner shall require the Limited Partner requesting to inspect or copy the Registry or other information to certify that it is not being requested for the purpose of the sale, reproduction or other use thereof for a commercial purpose unrelated to the Limited Partner’s interest in the Partnership or for any unlawful purpose, and to state in the certification the reason for the request.

The remedies provided under this Section 15.02(c) to Limited Partners requesting to inspect or copy of the Registry are in addition to, and shall not limit in any way, any other remedies available to Limited Partners under federal or state laws.

15.03.      Financial Books and Accounting.  The General Partner shall keep, or cause to be kept, complete and accurate financial books and records with respect to the business and affairs of the Partnership.  Except to the extent otherwise required by the accounting methods adopted by the Partnership for federal income tax purposes, the Partnership’s books and records shall be kept on an accrual basis and all financial statements of the Partnership shall be prepared for each Fiscal Year in accordance with generally accepted accounting principles as applied within the United States.

15.04.      Fiscal Year.  Except as may otherwise be determined from time to time by the General Partner (in a manner that is consistent with the Code and the Treasury Regulations thereunder or as consented to by the IRS), the Fiscal Year of the Partnership for both federal income tax and financial reporting purposes shall end on December 31 of each year.

15.05.     Reports.  The General Partner shall prepare, or cause to be prepared, the Partnership’s:

(i)
quarterly financial statements, which shall include a balance sheet and related statements of income and cash flows, which need not be audited except in the General Partner’s sole discretion, and shall be furnished quarterly to the Limited Partners within sixty (60) business days following the end of each quarter starting with the quarter of the Initial Closing Date; and

(ii)
annual financial statements, which shall include a balance sheet and related statements of income, cash flows and changes in Partners’ equity which shall be audited by the Accountants.  The General Partner shall use its best efforts to transmit a copy of the Partnership’s annual financial statements to each Partner within one hundred twenty (120) days after the end of each Fiscal Year.

The Partnership’s annual or quarterly reports also shall include for each reporting period:

(i)	a description of any new Real Estate Investments purchased by the Partnership;

(ii)	operating results of the Partnership and its Real Estate Investments; and

(iii)
a description of any new refinancings of Properties, any new repayments in full to the Partnership of Real Estate Debt Investments and any new Sales or other Dispositions of the Partnership’s Real Estate Investments.

15.06.     Tax Returns and Tax Information.  The General Partner shall:

(i)
prepare, or cause the Accountants to prepare, in accordance with applicable laws and regulations, the tax returns (federal, state, local and foreign, if any) of the Partnership for each Fiscal Year within seventy-five (75) days after the end of each Fiscal Year; and

(ii)
deliver to each Partner by March 15 following each Fiscal Year a Schedule K-1 or other statement permitted under the Code or by the IRS setting forth the Partner’s share of the Partnership’s Income or Loss and items thereof for the Fiscal Year.

15.07.      Accounting Decisions.  All decisions as to accounting matters, except as specifically provided to the contrary in this Agreement, shall be made by the General Partner in accordance with the accounting methods adopted by the Partnership for federal income tax purposes or otherwise in accordance with generally accepted accounting principles.  Those decisions must be acceptable to the Accountants, and the General Partner may rely on the advice of the Accountants as to whether those decisions are in accordance with the methods adopted by the Partnership for federal income tax purposes or generally accepted accounting principles.

15.08.      Federal Tax Election.  The Partnership, in the sole discretion of the General Partner, may make the elections for federal tax purposes set forth in Sections 15.08(a) through (c).

15.08(a).  Section 754 Elections.  In case of a transfer of all or a portion of the Units held by a Limited Partner, the Partnership, in the sole discretion of the General Partner, may timely elect under Section 754 of the Code (or corresponding provisions of future law), and under similar provisions of applicable state or local income tax laws, to adjust the basis of the Partnership’s assets.  In that event, or if no election under §754 of the Code has been made, but the adjustments to the basis of Partnership’s assets are mandatory under §§734 or 743 of the Code, any basis adjustment attributable to the §754 election, or required by the Code absent that election, shall be allocated solely to the transferee of the Units to the extent permitted under the Code.

15.08(b).  Safe Harbor.  The Partnership, the General Partner and each Limited Partner hereby agree to be legally bound by the provisions of this Section 15.08(b) and further agree that the Partnership and all of its Partners may elect a safe harbor under which the fair market value of a Partnership Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that Interest for transfers on or after the date final regulations providing the safe harbor are published in the Federal Register.  If the General Partner determines to elect the safe harbor on behalf of the Partnership and all of its Partners, which determination may be made solely in the best interests of the General Partner, then the Partnership, the General Partner and each Limited Partner further agree that:

(i)	the Partnership shall be authorized and directed to elect the safe harbor;

(ii)
the Partnership and each of its Partners (including any Person to whom a Partnership Interest is transferred in connection with the performance of services) shall comply with all of the requirements of the safe harbor with respect to all Partnership Interests transferred in connection with the performance of services while the election remains effective; and

(iii)	the General Partner, in its sole discretion, may cause the Partnership to terminate the safe harbor election, which determination may be made solely in the best interests of the General Partner.

15.08(c).  All Other Elections.  All other elections, including but not limited to the adoption of accelerated depreciation and cost recovery methods, required or permitted to be made by the Partnership under the Code shall be made by the General Partner in a manner that will, in the opinion of the General Partner (as advised by Counsel or the Accountants as the General Partner deems necessary), be most advantageous to the Limited Partners as a group.  The Partnership shall, to the extent permitted by applicable law and regulations, elect to treat as an expense for federal income tax purposes all amounts incurred by it for state and local taxes, interest and other charges, which may, in accordance with applicable law and regulations, be considered as expenses.

15.09.      Tax Matters Partner.

15.09(a).  Designation of Tax Matters Partner.  The General Partner is hereby designated the Partnership’s “Tax Matters Partner” under Section 6231(a)(7) of the Code, and it may hereafter designate its successor as Tax Matters Partner, to manage administrative and judicial tax proceedings conducted at the Partnership level with the IRS regarding Partnership matters.  The General Partner also shall use its best efforts to be appointed Tax Matters Partner of each entity formed under a Co-Investment Agreement.  Any Partner, at that Partner’s expense, shall have the right to participate in any administrative or judicial proceedings relating to the determination of Partnership items at the Partnership level to the extent provided by Section 6224 of the Code.  The Limited Partners shall not act independently with respect to tax audits or tax litigation affecting the Partnership and, subject to Section 15.09(d), actions taken by the General Partner as Tax Matters Partner in connection with tax audits shall be binding in all respects on the Limited Partners.

15.09(b).  Additional Duties of Tax Matters Partner.  In addition to its duties under Section 15.09(a), the Tax Matters Partner shall have the following duties:

(i)
the Tax Matters Partner shall furnish the name, address, number of Units or Interest, tax benefits, allocable share of the Partnership’s §751 assets, taxpayer identification number and any other information concerning each Partner’s investment in the Partnership to the Secretary of the Treasury or his or her delegate to the extent and in the manner required by applicable law and regulations; and

(ii)
to the extent and in the manner required by applicable law and regulations, the Tax Matters Partner shall keep each Partner informed of administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such judicial proceedings sometimes referred to hereinafter as “judicial review”).

15.09(c).  Co-Investment Agreements.  Subject to Section 9.05, the Partnership and the entity formed under any applicable Co-Investment Agreement shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding involving the tax liability of the Partners, or the co-owners of the entity formed under the Co-Investment Agreement, respectively.  The payment of all of these expenses to, or on behalf of, the Tax Matters Partner shall be made before any distributions are made to the Partners from Distributable Cash.  Neither the General Partner, its Affiliates, nor any other Person shall have any obligation to provide its personal funds for this purpose.  The taking of any action, or any inaction, and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, shall be in the sole discretion of the Tax Matters Partner.  The provisions on limitations of liability and indemnification of the General Partner and its Affiliates set forth in Section 9.05 of this Agreement shall be fully applicable to the Tax Matters Partner acting in its capacity as such.

15.09(d). Authority of Tax Matters Partner.  The Tax Matters Partner is hereby authorized, but not required:

(i)
to enter into any settlement with the IRS with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that the agreement shall bind the other Partners, except that the settlement agreement shall not bind any Partner who (within the time prescribed under Section 6224(c)(3) of the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of that Partner;

(ii)
if a notice of a final administrative adjustment at the partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of the final adjustment, including filing a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, the United States Court of Claims or any other appropriate forum;

(iii)	to intervene in any action brought by any Limited Partner for judicial review of a final adjustment;

(iv)
to file a request for an administrative adjustment with the IRS at any time and, if any part of the request is not allowed by the IRS, to file a petition for judicial review with respect to the request;

(v)
to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken in to account by a Partner for tax purposes, or an item affected by that item; and

(vi)	to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

15.10.      Right of the General Partner to Keep Certain Information Relating to Real Estate Investments Confidential.  The General Partner may, to the maximum extent permitted by applicable law, keep confidential from the Limited Partners any information (including, without limitation, information requested by a Limited Partner under any other provision of this Agreement and information otherwise required to be delivered to the Limited Partners under this Agreement) with respect to any Real Estate Investment or any potential Real Estate Investment, other than information related solely to the tax treatment or tax structure of the Partnership:

(i)	that the Partnership or the General Partner and its Affiliates are required by law, agreement or otherwise to keep confidential; or

(ii)
the disclosure of which the General Partner reasonably believes, in its sole discretion, may have an adverse effect on the ability of the Partnership to consummate any proposed Real Estate Investment or any other transaction directly or indirectly related to, or giving rise to, a Real Estate Investment.

ARTICLE XVI
VOTING RIGHTS OF THE LIMITED PARTNERS

16.01.      Voting Rights of the Limited Partners.

16.01(a).  Method of Voting and Matters That May Be Voted On.  Actions taken by the Limited Partners require the vote or Consent of Limited Partners owning a majority of the Units (a “Majority Interest”).  Subject to Section 16.02, matters presented to the Limited Partners at a meeting may be approved by the vote of a Majority Interest of the Limited Partners present in person or by proxy, provided a quorum is present.  Limited Partners, acting by Consent of the Majority Interest, or by vote of the Majority Interest at a meeting duly called for such purpose, may take the following actions without the concurrence of the General Partner:

(i)	amend this Agreement;

(ii)	dissolve the Partnership;

(iii)	approve or disapprove the removal of the General Partner from the Partnership; and

(iv)
subject to Section 9.01(b)(ii), approve or disapprove  the Sale, or series of Sales, of all or substantially all the Real Estate Investments and other assets of the Partnership, except in connection with financing transactions involving Properties or any Sale, or series of Sales, that is in the ordinary course of liquidating the Partnership’s Real Estate Investments as permitted in this Agreement.

16.01(b).  Limited Partner Units Owned by the General Partner.  The General Partner and its Affiliates, to the extent of their respective Units, may vote on all matters submitted to the Limited Partners or regarding any transaction between the Partnership and the General Partner or any of its Affiliates, other than removing the General Partner from the Partnership, and in doing so shall not be required to consider the applicability of, or take into account, any fiduciary duties they may have, as General Partner or otherwise, to the Partnership.  In determining a “Majority Interest” with respect to any vote or Consent of the Limited Partners to remove the General Partner from the Partnership as its General Partner, the Units owned by the General Partner and its Affiliates shall not be included.

16.01(c).  No Dissenter’s Rights.  Limited Partners who dissent from any matter approved by the Limited Partners and which, when required, are Consented to by the General Partner, are nevertheless bound by the vote and shall not have any right to an appraisal or an automatic repurchase of their Units by the Partnership or the General Partner.

16.02.      Limitations on Action by the Limited Partners.  This Agreement may not be amended by the Limited Partners to:

(i)
allow the Limited Partners to take part in the control or management of the Partnership or its business, or otherwise subject a Limited Partner to liability as a general partner under the Delaware Act or the laws of any other jurisdiction in which the Partnership may be qualified, own a Real Estate Investment, or do business, which shall be determined by the General Partner in its sole discretion after consultation with Counsel;

(ii)	alter the rights, powers, duties or obligations of the General Partner without the Consent of the General Partner;

(iii)	contract away any fiduciary duty owed by the General Partner under this Agreement or any applicable law to the Limited Partners;

(iv)	alter the interest of any Partner in any item of Income or Loss or item thereof, or in distributions of Distributable Cash or liquidation proceeds, without the Consent of each affected Partner; or

(v)	without the Consent of all of the Limited Partners, amend the provisions of this Agreement relating to how this Agreement may be amended.

ARTICLE XVII
AMENDMENTS

17.01.      Amendments by the General Partner.  This Agreement may be amended, at any time and from time to time, by the General Partner and without the Consent of a Majority Interest:

(i)	to add to the representations, duties or obligations of the General Partner, or to surrender any right or power granted to the General Partner in this Agreement;

(ii)
to cure any ambiguity in this Agreement, to correct or supplement any provision of this Agreement that may be inconsistent with any other provision in this Agreement, or to add any other provision to this Agreement with respect to matters or questions arising under this Agreement, provided that the new provision is not inconsistent with the other terms of this Agreement;

(iii)
to preserve the Partnership’s status as a limited partnership for federal income tax purposes or under the Delaware Act or any comparable law of any other state in which the Partnership may be required to be qualified, owns Real Estate Investments or is doing business;

(iv)	to permit the Units to fall within any exemption from the definition of “plan assets” contained in Section 2510.3-101 of Title 29 of the Code of Federal Regulations;

(v)
to delete, amend or add any provision that any regulatory body or official requires to be deleted, amended or added and, if the Partnership is advised by Counsel, the Partnership’s Accountants or the IRS that any allocation of Income or Loss or item thereof provided for in this Agreement is unlikely to be respected for federal income tax purposes, or should be amended as a result of new federal tax laws, IRS rules or judicial interpretations, to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with the Code and the Treasury Regulations thereunder and still effect, as nearly as practicable, the original intent and plan of the allocations of Income, Loss or items thereof and distributions of Distributable Cash or liquidating proceeds to the Partners that are currently provided in this Agreement; and

(vi)	to change the name of the Partnership or the location of its principal office under Section 4.04.

17.02.      Amendments by the Limited Partners.  This Agreement may be amended, at any time and from time to time, by the Limited Partners as set forth in Article XVI.

ARTICLE XVIII
POWER OF ATTORNEY

18.01.      Appointment of Attorney-in-Fact.  By their subscription for Units and their admission to the Partnership as Limited Partners under this Agreement, each Limited Partner makes, constitutes and appoints the General Partner and each authorized officer of the General Partner, with full power of substitution, the true and lawful attorney-in-fact of the Limited Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and publish in the name, place and stead of the Limited Partner:

(i)	this Agreement, the Registry and any amendment of this Agreement, the Registry or the Partnership’s certificate of limited partnership including, without limitation, amendments reflecting:

(a)	the addition of any Person as a Partner or any admission or substitution of other Partners;

(b)	the amount of Subscription Funds contributed to the Partnership under this Agreement by any Person as a Limited Partner;

(c)	the amount of the Capital Contribution made to the Partnership by the General Partner; and

(d)
any other document, certificate or instrument required to be executed and delivered at any time in order to reflect the admission to the Partnership of any Partner (including, without limitation, any Substitute General Partner and any Substitute Limited Partner);

(ii)
any other document, certificate or instrument required to reflect any action of the Partners duly taken in the manner provided for in this Agreement, whether or not the Limited Partner voted in favor of or Consented to the action;

(iii)
any other document, certificate or instrument that may be required by any regulatory body or other governmental agency, or under the applicable laws of the United States, any state or any other jurisdiction in which the Partnership is qualified as a limited partnership, owns a Real Estate Investment or is doing, or intends to do business, or that the General Partner otherwise deems advisable;

(iv)
any certificate of dissolution or cancellation of the Partnership’s certificate of limited partnership under the Delaware Act or any other applicable laws that the General Partner determines may be reasonably necessary to effect the termination of the Partnership; and

(v)
any other instruments or documents required to continue or terminate the business of the Partnership under Article XIV; provided that no attorney-in-fact shall take any action as attorney-in-fact for any Limited Partner if the action could in any way increase the liability of the Limited Partner beyond the liability expressly set forth in this Agreement or alter the rights of the Limited Partner under Article XI, unless (in either case) the Limited Partner has given a power of attorney to the attorney-in-fact expressly for that purpose.

18.02.      Deemed Unanimous Consent of the Limited Partners.  If any action, adoption proposal, right, power or authority under this Agreement requires the Consent of fewer than all of the Limited Partners, then, on the satisfaction of that requirement, each Limited Partner hereby agrees that the Consent of a Majority Interest shall be deemed to be, and shall constitute, the Consent of all of the Limited Partners for all purposes, including unanimity requirements under the Delaware Act and any other applicable laws.  Limited Partners who have not timely and properly responded to a Notice in connection with any proposed vote or Consent of the Limited Partners shall be deemed to have abstained for all purposes under this Agreement.

18.03.      Power Coupled With an Interest.  The grant of authority by each Limited Partner in Section 18.01:

(i)
is a special power of attorney coupled with an interest in favor of the attorneys-in-fact, shall be irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of the Limited Partner;

(ii)
may be exercised for the Limited Partner by a single listing or signature of the Limited Partner’s name by any one of the attorneys-in-fact or by listing, referring to or signing the names of all of the Limited Partners, including the Limited Partner, and by executing any instrument with a single signature of any one of the attorneys-in-fact acting as attorney-in-fact for all of the Limited Partners; and

(iii)
shall survive the Assignment by any Limited Partner of the whole or any portion of the Limited Partner’s Units, provided that if any Assignee of all of a Limited Partner’s Units has furnished a power of attorney to the General Partner that complies with the provisions of Section 18.01, or otherwise has agreed to be bound by Section 18.01, and the admission to the Partnership of the Assignee as a Substitute Limited Partner has been approved by the General Partner, this power of attorney shall survive the Assignment with respect to the assignor Limited Partner for the sole purpose of enabling the attorneys-in-fact to execute, acknowledge and file any instrument necessary to effect the Assignment and admission of the Assignee as a Substitute Limited Partner and shall thereafter terminate with respect to the assignor Limited Partner.

ARTICLE XIX
GENERAL PROVISIONS

19.01.      Notices, Approvals and Consents.  All Notices, Consents or other communications under this Agreement shall be in writing and signed by the party giving the same and, except as otherwise specifically provided in this Agreement, shall be deemed to have been delivered when the same are:

(i)	deposited in the United States mail and sent by first class or certified mail, postage prepaid;

(ii)	hand delivered;

(iii)	sent by overnight courier; or

(iv)	sent by facsimile, with receipt confirmed by telephone during normal business hours.

In each case, the delivery shall be made to the parties at the addresses set forth below or at any other address as the parties may designate by Notice to the Partnership given in the manner specified in Section 5.01:

(i)	If to the Partnership:

(a)	Resource Real Estate Investors 7, L.P., One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112, Attention: Kevin M. Finkel, Telephone Number (215) 231-7050; and

(b)
Resource Capital Partners, Inc., General Partner, One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112, Attention Kevin M. Finkel; Telephone Number: 215-546-5005 and Telecopier Number: 215-546-4785 (for both the Partnership and the General Partner).

(ii)
If to the General Partner: Resource Capital Partners, Inc., One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112, Attention: Kevin M. Finkel; Telephone Number: 215- 546-5005 and Telecopier Number: 215-546-4785.

(iii)	If to any Limited Partner, at the address set forth in the Registry opposite or under the Limited Partner’s name.

19.02.      Further Assurances.  The Partners shall execute, acknowledge and deliver any further instruments and do any further acts and things as may be required to carry out the intent and purpose of this Agreement.

19.03.      Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and shall not be construed to define, limit, extend or describe the scope of this Agreement or the intent of any provisions of this Agreement.

19.04.      Binding Effect.  Except to the extent required under the Delaware Act, and except for fees, rights to reimbursement and other compensation provided to the General Partner under this Agreement, none of the provisions of this Agreement shall be subject to the claims of, or be enforceable by, any creditor of the Partnership.

19.05.      Severability.  If one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other provisions of this Agreement shall not be affected or impaired in any way, and all other provisions of this Agreement shall be interpreted consistently with the omission of the invalid, illegal or unenforceable provisions.

19.06.      Integration.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement.  This Agreement supersedes all prior and contemporaneous agreements and understandings of the parties to this Agreement that conflict with the provisions of this Agreement.  No covenant, representation or condition not expressed in this

Agreement shall affect the provisions of this Agreement or be effective to interpret, change, or restrict the provisions of this Agreement.

19.07.      Applicable Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, including, without limitation, the Delaware Act (except and solely to the extent that provisions of the laws of any other jurisdiction are stated to be applicable to the Partnership in any Section of this Agreement), without giving effect to the conflict of laws provisions of the State of Delaware.

19.08.      Counterparts.  This Agreement may be signed by each party to this Agreement on a separate counterpart (including, in the case of a Limited Partner, a separate Subscription Agreement or signature page executed by one or more Limited Partners), but all counterparts, when taken together, shall constitute one and the same instrument.

19.09.      Creditors.  No creditor who makes a loan to the Partnership shall have or acquire at any time, as a result of making the loan, any direct or indirect interest in the profits, capital or assets of the Partnership other than as a secured creditor.

19.10.      Successors and Assigns.  Each and every covenant, term, provision and agreement contained in this Agreement shall be binding on and inure to the benefit of the parties to this Agreement and to the respective successors and permitted assigns of the parties to this Agreement.  In furtherance of, and not in limitation of, the foregoing, the General Partner may hypothecate, pledge, mortgage or assign as collateral security, for its own general corporate purposes or otherwise, any items of compensation payable to it under the terms of this Agreement; provided , however, the General Partner shall remain solely liable for its obligations incurred under this Agreement while it was General Partner.

19.11.      Waiver of Action for Partition.  Each of the parties to this Agreement irrevocably waives, during the term of the Partnership, any right that the party may have to maintain any action for partition with respect to the Properties, Real Estate Debt Investments or other assets of the Partnership.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this _________________ day of ________________________, 200__.

GENERAL PARTNER:

RESOURCE CAPITAL PARTNERS, INC.

By:
Name:
Its:

LIMITED PARTNERS:

By: RESOURCE CAPITAL PARTNERS, INC.
as Attorney-in-Fact

By:
Name:
Its: